Exhibit 10.10

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

LICENSE, MANUFACTURING AND SUPPLY AGREEMENT

This Agreement (“AGREEMENT”) is made and entered into effective as of September 30, 2006 (“EFFECTIVE DATE”) by and between:

1. NEKTAR THERAPEUTICS AL, CORPORATION, an Alabama corporation (“NEKTAR AL”), having its principal place of business at 490 Discovery Drive, Huntsville, Alabama, 35806, U.S.A.; and

2. (OSI) EYETECH, INC., (formerly known as Eyetech Pharmaceuticals, Inc.) a Delaware corporation and wholly-owned subsidiary of OSI Pharmaceuticals, Inc. (together with its Affiliates, “OSI”), having offices at 3 Times Square, 12th Floor, New York, New York, 10036, U.S.A.

WHEREAS

A. OSI is the owner of Macugen®, an anti-VEGF aptamer product approved for therapeutic use and is in the business of developing pharmaceutical products, including in particular a pegylated anti-PDGF aptamer designated as El0030, as defined below.

B. NEKTAR AL has PEGylation technology, including in particular the LICENSED TECHNOLOGY, for the formulation of pharmaceutical products for the treatment of human and animal disease, which can have, among other benefits, increased circulating lifetimes and enhanced therapeutic utility.

C. NEKTAR AL has certain rights and rights to sublicense under ENZON PATENTS to make, have made, use, offer for sale, sell, have sold and import products pursuant to a Cross-License Agreement (“CROSS-LICENSE AGREEMENT”) entered into with Enzon, Inc. (“ENZON’’) on January 7, 2002.

D. OSI wishes to use the LICENSED TECHNOLOGY and may wish to practice technology covered by NEKTAR AL’s rights under the CROSS-LICENSE AGREEMENT in order to apply the REAGENT to the THERAPEUTIC AGENT to produce the formulation of the PRODUCT.

E. OSI desires to obtain an exclusive license to the LICENSED TECHNOLOGY from NEKTAR AL to develop, manufacture, market and sell the PRODUCT throughout the TERRITORY, and NEKTAR AL desires to grant such license to OSI under the terms and conditions specified herein.

F. Furthermore, NEKTAR AL is also engaged in the business of manufacturing bulk quantities of pharmaceutical raw materials, and possesses the requisite plant, equipment and personnel to produce the REAGENT in accordance with the SPECIFICATIONS and all applicable governmental regulations, including, without limitation, U.S. Food and Drug Administration regulations.

G. OSI desires NEKTAR AL to manufacture and supply bulk quantities of the REAGENT to OSI for the sole purpose of permitting OSI to make, use, import, offer for sale and sell the

PRODUCT, and NEKTAR AL agrees to undertake the manufacture and supply of the REAGENT specified under this AGREEMENT in accordance with the terms and conditions specified under this AGREEMENT.

AGREEMENT

1.	Definitions.

1.1. “ACTIVE MOLECULE” shall mean any molecule that has not been conjugated to polyethylene glycol, and that has potential or actual preventive or therapeutic activity.

1.2. “AFFILIATE” shall mean, with respect to any PERSON, any other PERSON which controls, is controlled by, or is under common control with, such PERSON. A PERSON shall be regarded as in “control” of another PERSON (for purposes of this definition only) if it owns, or controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other PERSON, or if it possesses the power to direct or cause the direction of the management and policies of the other PERSON by any means whatsoever.

1.3. “AFFIRMATIVE DECISION” shall have the meaning set forth in Section 3.3.1.

1.4. “BATCH” or “BATCHES” shall mean, as of the EFFECTIVE DATE, approximately [**] gram lots of REAGENT, and thereafter, such other quantities as may be determined and adopted pursuant to the QUALITY AGREEMENT.

1.5. “CALENDAR QUARTER” shall mean any period of three (3) consecutive calendar months beginning on January l, April], July l or October l.

1.6. “CEILING RATE” shall have the meaning and value given in SCHEDULE VI.

1.7. “COMMERCIALLY REASONABLE EFFORTS” shall mean a level of effort in performing and carrying out OSI’s obligations and activities under this AGREEMENT that is consistent with the level of effort that OSI would use in carrying out similar obligations and activities for its or its AFFILIATES’ products other than PRODUCT, but in no event a level less than those that a leading biopharmaceutical company in a similar position as OSI (or, for any SUBLICENSEE with greater expertise and resources than OSI, such SUBLICENSEE) with expertise in the development, manufacture and commercialization of biopharmaceutical products would devote to a product at a similar state in its development or product life, as applicable, which product is of similar market potential, taking into account efficacy, safety, the competitiveness of alternative products in the marketplace, the patent and other proprietary positions of the product, the likelihood of regulatory approval and the profit margin and/or return on investment from pursuing such product, provided that OSI shall not be required to: (a) act in a manner inconsistent with OSI’s overall business strategy; (b) take action which results in a material adverse change to this AGREEMENT; (c) act in a manner contrary to its normal commercial practices; or (d) commence any litigation.

1.8. “CONFIDENTIAL INFORMATION” shall have the meaning set forth in Section 9.1.

1.9. “CONTRACT MANUFACTURER” shall have the meaning set forth in Section 4.8.

1.10. “CONTROLLED” shall mean having ownership of or licenses to intellectual property or data and the ability to grant a license or sublicense to such intellectual property or data as contemplated in this AGREEMENT without violating the terms of any agreement or other arrangement with any THIRD PARTY.

1.11. “CROSS LICENSE AGREEMENT” shall have the meaning set forth in the Recitals.

1.12. “DISCLOSER” shall have the meaning set forth in Section 9.1.

1.13. “DOLLARS” shall mean U.S. dollars.

1.14. “EMEA’’ shall mean the European Medicines Agency, and any successor agency thereto, having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the European Union.

1.15. “ENZON” shall have the meaning set forth in the Recitals.

1.16. “ENZON AFFILIATES” shall have the meaning set forth in Section 1.16.

1.17. “ENZON PATENTS” shall mean [**]. The ENZON PATENTS include those listed on SCHEDULE V.

1.18. “FAILURE” shall have the meaning set forth in Section 4.8.1.

1.19. “FDA” shall mean the U.S. Food and Drug Administration, and any successor agency thereto, having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States.

1.20. “FIRST COMMERCIAL SALE” shall mean, with respect to any PRODUCT, the first sale for use or consumption by or administration to end-users of such PRODUCT in the applicable jurisdiction(s). A transfer of the PRODUCT by OSI, its AFFILIATES or its SUBLICENSEES (a) solely for research and development purposes and for the purpose of directly enabling OSI, its AFFILIATES and its permitted SUBLICENSEES to research and develop PRODUCTS under this AGREEMENT and (b) prior to approval of a NDA from the FDA (or from the governing health authority of any other country), shall not be considered a FIRST COMMERCIAL SALE, except in the case of (b) to the extent such PRODUCT is purchased for sale to a THIRD PARTY end user after such NDA approval is obtained.

1.21. “FLOOR RATE” shall have the meaning and value given in SCHEDULE VI.

1.22. “GOOD MANUFACTURING PRACTICES” or “GMP” shall mean the current good manufacturing practices required by the FDA and set forth in the Guidance for Industry, Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients, Section

XIX and all subsections thereunder, as developed within the Expert Working Group (“Q7A”) of the International Conference on Harmonization (“ICH”) and the requirements thereunder imposed by the FDA, to the extent applicable to the manufacture of pharmaceutical raw materials.

1.23. “ICH” shall have the meaning set forth in Section 1.12.

1.24. “INDEMNIFIED PARTY” shall have the meaning set forth in Section 10.2.

1.25. “INDEMNIFYING PARTY” shall have the meaning set forth in Section 10.2.

1.26. “INDEPENDENT COUNSEL” shall have the meaning set forth in Section 3.3.1.

1.27. “INQUIRIES” shall have the meaning set forth in Section 15.3.

1.28. “INVENTION” shall have the meaning set forth in Section 4.10.

1.29. “INVENTION IP” shall have the meaning set forth in Section 4.10.

1.30. “JOINT INVENTIONS” shall have the meaning set forth in Section 4.10.3.

1.31. “KNOW-HOW” means know-how, trade secrets, discoveries, methods, inventions and techniques, in each case that are not inventions claimed by a PATENT or a pending PATENT APPLICATION.

1.32. “LAW” means any local, state or federal rule, regulation, statute or law in any jurisdiction relevant to the activities undertaken pursuant to this AGREEMENT or applicable to either of the PARTIES with respect to any matters set forth in this AGREEMENT.

1.33. “LICENSES” shall mean the licenses granted by NEKTAR AL to OSI pursuant to Sections 3.1.1, 3.1.2, 3.1.3 and 3.1.4.

1.34. “LICENSED TECHNOLOGY” shall mean, collectively, the NEKTAR AL PATENT RIGHTS and the NEKTAR AL KNOW-HOW.

1.35. “MAJOR MARKET(S)” means the United States, Japan, United Kingdom, France, Germany, Italy and Spain.

1.36. “MSDS” shall have the meaning set forth in Section 15.2.

1.37. “NDA’’ shall mean a New Drug Application filing with the FDA, a marketing authorization application filing with the European Medicines Agency, or any equivalent filed with the regulatory authorities in any other jurisdiction to obtain approval for marketing PRODUCT in such country or territory, but excluding any pricing or reimbursement approvals.

1.38. “NEKTAR AL CORE TECHNOLOGY” shall mean: (i) the composition of PEG reagents (including the REAGENT); (ii) methods of using PEG reagents (including the REAGENT) by themselves or in combination with other PEG reagents or other substances; (iii) methods of making, processing, analyzing or characterizing PEG reagents (including the REAGENT); (iv) methods of attaching one or more PEG reagents (including the REAGENT) to or associating one or more PEG reagents (including the REAGENT) with or to any therapeutic agent (including the THERAPEUTIC AGENT); (v) methods of directing or determining the point of attachment of one or more PEG reagents (including the REAGENT) to or associating one or more PEG reagents (including the REAGENT) with any therapeutic agent (including the THERAPEUTIC AGENT); (vi) the composition or formulation of any product (other than the PRODUCT) obtained by attaching or associating one or more PEG reagents (including the REAGENT and including by PEGYLATION) to or with any therapeutic agent (excluding PEGYLATION of the THERAPEUTIC AGENT with the REAGENT); and (vi) methods of making, formulating, combining, processing, using, analyzing or characterizing two (2) or more PEG reagents (including the REAGENT) in combination.

1.39. “NEKTAR AL CORE TECHNOLOGY INVENTIONS” shall have the meaning set forth in Section 4.10.1.

1.40. “NEKTAR AL KNOW-HOW” shall mean all KNOW-HOW CONTROLLED by NEKTAR AL that (i) pertains to either or both of the REAGENT and PEGYLATION of the THERAPEUTIC AGENT with the REAGENT, and (ii) is necessary or useful for OSI to develop, make, have made, use, offer for sale, sell, have sold and import the PRODUCT pursuant to the LICENSE. NEKTAR AL PATENT RIGHTS are excluded from the definition of NEKTAR AL KNOW-HOW.

1.41. “NEKTAR AL PATENT RIGHTS” shall mean all of the PATENTS and PATENT APPLICATIONS CONTROLLED by NEKTAR AL that pertain to PEGYLATION and that, but for the grant of the LICENSES, would necessarily be infringed by the manufacture (including the use of the REAGENT therefor), use, import, offer for sale or sale of the PRODUCT. SCHEDULE IV sets forth the status of the PATENTS included in the NEKTAR AL PATENT RIGHTS as of the EFFECTIVE DATE. SCHEDULE IV may be updated from time to time to list any other PATENTS or PATENT APPLICATIONS which become included in the NEKTAR AL PATENT RIGHTS.

1.42. “NET INVOICED SALES” means the actual amount invoiced for PRODUCT sold by OSI or its AFFILIATES or SUBLICENSEES, less the following (a) standard quantity discounts actually allowed and taken in such amounts as are customary in the trade; (b) commissions or rebates paid or allowed in compliance with LAW to distributors and agents who are independent THIRD PARTIES; (c) amounts repaid or credited by reason of timely rejection returns or retroactive price reductions; (d) transportation, insurance and delivery charges (to the extent separately stated on the invoice and billed to the purchaser); (e) applicable taxes (other than franchise or income taxes on the income of OSI) and other customs and duties assessed directly on sales of the PRODUCT to the extent identified specifically on the invoice, and (f) cost of insurance billed to and paid by THIRD PARTY purchasers. In addition, NET INVOICED SALES are subject to the following:

1.42.1 In the case of pharmacy incentive programs, hospital performance incentive program charge backs, disease management programs, similar programs or discounts on “bundles” of products, each of which must be in compliance with LAW, all discounts and the like shall be allocated among products on the basis on which such discounts and the like were accrued, or if such basis cannot be determined, proportionately to the list prices of such products;

1.42.2 In the case of any sale or other disposal of PRODUCT by OSI to an AFFILIATE, for resale, the NET INVOICED SALES shall be calculated as above on the value charged or invoiced on the first arm’s length sale to a THIRD PARTY other than a SUBLICENSEE);

1.42.3. [**]

1.42.4. [**].

1.43. “NET SALES” shall mean the aggregate of the NET INVOICED SALES of all PRODUCT sold by or on behalf of OSI, its AFFILIATES and SUBLICENSEES to THIRD PARTIES (other than SUBLICENSEES).

1.44. “OSI INVENTIONS” shall have the meaning set forth in Section 4.10.2.

1.45. “PARTNERING REVENUES” means any and all of the following that OSI, its AFFILIATES, or its SUBLICENSEES (other than the SUBLICENSEE paying such revenues) receive in consideration of a PARTNERING TRANSACTION (including without limitation pursuant to any agreements or contracts entered into in connection with such PARTNERING TRANSACTION): up-front or initial license fees or other payments, license renewal, maintenance or similar payments, milestone and success payments, royalties of any kind (including without limitation royalties payable as a percentage of net or gross sales or on a per unit sold basis and annual minimum royalties), any premiums or amounts in excess of fair market value on purchases of securities of EYETECH, its AFFILIATES or SUBLICENSEES (other than the paying SUBLICENSEE) or, as set forth in PARTNERING TRANSACTION documentation, premiums (beyond those standard or reasonable in the industry) over fully burdened full-time equivalent rates or other incurred expenses paid to EYETECH or its AFFILIATES as reimbursements of expenses incurred, and any discounts from fair market value for any loans or credit extended to EYETECH, its AFFILIATES or SUBLICENSEES (other than the paying SUBLICENSEE), and any discounts from fair market value for any purchases of securities of the relevant SUBLICENSEE or its affiliated entities.

1.46. “PARTNERING ROYALTIES” shall mean royalties of any kind (including without limitation royalties payable as a percentage of net or gross sales or on a per unit sold basis and annual minimum royalties) included within PARTNERING REVENUES.

1.47. “PARTNERING TRANSACTION” shall mean, with respect to the PRODUCT, that OSI grants to a SUBLICENSEE a sublicense under the LICENSES to offer for sale, sell and/or otherwise market, promote, distribute or commercialize the PRODUCT in all or part of the TERRITORY or otherwise grants a THIRD PARTY any right(s) to market, promote, distribute, offer for sale and/or sell the PRODUCT.

1.48. “PARTNERING UPFRONT REVENUES” shall mean, with respect to any PARTNERING TRANSACTION, any PARTNERING REVENUES that OSI or its AFFILIATES have the non-contingent right (which include any such rights where the only contingency is the election of OSI or its AFFILIATES) to receive within [**] days of the effective date (or, if later, entry date) of the first definitive agreement that effects such PARTNERING TRANSACTION.

1.49. “PARTY” means either of OSI or NEKTAR AL.

1.50. “PATENT” means: (i) any letters patent and utility models including any extension, substitution, registration, confirmation, reissue, supplemental protection certificate, re-examination or renewal thereof; and (ii) any counterpart in any jurisdiction to (i).

1.51. “PATENT APPLICATION” means an application for a PATENT, including a provisional application, converted provisional application, continuation application, a continued prosecution application, a continuation-in-part application, a divisional application, a re-examination application, and a reissue application (and in each case any foreign counterpart thereto).

1.52. “PEG” shall mean poly (ethylene glycol).

1.53. “PEGYLATION”, with correlative meanings “PEGYLATED” or to “PEGYLATE”, means covalent chemical bonding of any poly (ethylene glycol) reagent (including the REAGENT and including covalent chemical bonding through linking groups) with or to another material or materials. Such materials include, without limitation, proteins, peptides, oligonucleotides, other biomolecules, small molecules, therapeutic agents (including the THERAPEUTIC AGENT), diagnostic agents, imaging agents and detectable labels. Additional materials that may be PEGYLATED include without limitation, polymers, liposomes, films, chemical separation and purification surfaces, solid supports, metal/metal oxide surfaces and other surfaces such as, by way of example but not limitation, those on implanted devices, and equipment, where a poly (ethylene glycol) reagent (including the REAGENT) is covalently chemically bonded to one or more reactive molecules on the surface of such device or equipment. “PEGYLATION” shall include the synthesis, derivatization, characterization, and modification of PEG for such purposes, together with the synthesis, derivatization, characterization, and modification of the raw materials and intermediates for the manufacture of poly (ethylene glycol) reagents (including the REAGENT) or products (including the PRODUCT) incorporating such poly (ethylene glycol) reagent by means of covalent chemical bonding, and all methods of making and using each and all of the foregoing.

1.54. “PERSON” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority, or any other form of entity not specifically listed in this definition.

1.55. “PPI” shall have the meaning set forth in Section 7.5.2.

1.56. “PRIOR AGREEMENT” shall mean the License, Manufacturing and Supply Agreement by and between OSI (as successor in interest to Eyetech Pharmaceuticals, Inc.) and Nektar dated as of February 5, 2002 as amended

1.57. “PRODUCT” shall mean OSI’s lead compound known as of the Effective Date as El0030, the structure of which is set forth in Schedule II and which is, a product produced by linking the THERAPEUTIC AGENT to the REAGENT by means of PEGYLATION.

1.58. “PURCHASE PRICE” shall have the meaning set forth in Section 7.5.1.

1.59. “Q7A” shall have the meaning set forth in Section 1.20.

1.60. “QUALITY AGREEMENT” means that quality agreement entered into by the PARTIES January 23, 2006 as amended.

1.61. “REAGENT” shall mean N-Hydroxysuccinimide ester of bis-(Methoxypoly(ethylene glycol) MW 20,0000)-modified lysine (mPEG2NHS 40K).

1.62. “REAGENT WARRANTIES” shall mean the warranties for the REAGENT set forth in Section 5.2.

1.63. “RECIPIENT” shall have the meaning set forth in Section 9.1.

1.64. “ROYALTY TERM” shall mean, with respect to the PRODUCT in each country in the TERRITORY, the period from the FIRST COMMERCIAL SALE in such country until the later of (a) [**], or (b) ten (10) years from the date of the FIRST COMMERCIAL SALE in such country with respect to licenses granted under 3.1.1, or (c) the expiration of the last to expire NEKTAR AL PATENT RIGHTS containing a VALID PATENT CLAIM that, but for the LICENSES, would be infringed by the manufacture, use, import, offer for sale or sale of the PRODUCT by OSI in that country.

1.65. “SPECIFICATIONS” shall mean the specifications of the REAGENT and test methods therefor set forth in the QUALITY AGREEMENT. For convenience, such specifications as of the EFFECTIVE DATE are set forth in Schedule I, which the parties may update from time to time when such specifications change in the QUALITY AGREEMENT.

1.66. “SUBLICENSEE” shall mean any PERSON to which OSI grants a sublicense to develop, make, have made, use, import, export, offer for sale and/or sell the PRODUCT. SUBLICENSEE shall not include distributors or other PERSONS to which OSI sells the PRODUCT in the ordinary course of business, or manufacturers or contract synthesis facilities which produce the ACTIVE MOLECULE in the THERAPEUTIC AGENT for OSI.

1.67. “TERRITORY” shall mean the world.

1.68. “THERAPEUTIC AGENT” shall mean OSI’s proprietary anti-PDGF aptamer E10030 in non-pegylated form.

1.69. “THIRD PARTY” shall mean any PERSON other than NEKTAR AL, OSI, and their respective AFFILIATES.

1.70. “VALID PATENT CLAIM” shall mean either: (a) a claim of an issued and unexpired PATENT covering the manufacture, use, import or sale of REAGENT or the PRODUCT, that is a NEKTAR AL PATENT RIGHT, an ENZON PATENT, or is a PATENT owned or CONTROLLED jointly by NEKTAR AL and OSI and has not (i) expired or been canceled, (ii) been declared invalid by an unreversed and unappealable decision of a court or other appropriate body of competent jurisdiction, (iii) been admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise, or (iv) been abandoned; or (b) a claim covering the manufacture, use, import or sale of the PRODUCT in any PATENT APPLICATION pending for [**] years or less from its earliest claimed priority date that is a NEKTAR AL PATENT RIGHT, an ENZON PATENT, or is a PATENT or PATENT APPLICATION owned or CONTROLLED jointly by NEKTAR AL and OSI.

1.71. The following schedules are attached hereto and incorporated in and are deemed to be an integral part of this AGREEMENT:

Schedule I	THE SPECIFICATIONS

Schedule II	PRODUCT CHEMICAL NAME

Schedule III	NON-ROYALTY REMUNERATION AND INITIAL FORECAST

Schedule IV	NEKTAR AL PATENT RIGHTS

Schedule V	ENZON PATENTS

Schedule VI	ROYALTY, FLOOR, AND CEILING RATES

2.	Representations and Warranties

2.1. By Both Parties. Each PARTY represents and warrants to the other that: (a) it has the full right, power and authority to enter into and perform this AGREEMENT; (b) this AGREEMENT constitutes its legal, valid and binding obligation; (c) to the best of its knowledge, there are no agreements or arrangements between such PARTY and any THIRD PARTY which could prevent it from, or conflict with such PARTY’s carrying out all of its obligations under this AGREEMENT, including (without limitation), in the case of NEKTAR AL, its grant to OSI of the LICENSES; (d) to the best of its knowledge, it has sufficient legal and/or beneficial title under its intellectual property rights to grant the licenses that it grants pursuant to this AGREEMENT; (e) all of its employees, officers and consultants (and, in the case of OSI, its AFFILIATES, SUBLICENSEES, agents and contractors) have entered into or, prior to performing activities with respect to this AGREEMENT, will enter into, binding agreements requiring assignment to the PARTY of all inventions made during the course of and as a result of their association with such PARTY and obligating the individual to maintain as confidential the CONFIDENTIAL INFORMATION of such PARTY, as set forth in Article 9. Moreover, OSI represents and warrants that its AFFILIATES, SUBLICENSEES, agents and contractors shall be subject to the following provisions of this AGREEMENT to the same extent as OSI: Sections 3.6 and Article 9.

2.2. By NEKTAR AL. In addition to the REAGENT WARRANTIES, NEKTAR AL represents and warrants to OSI that:

2.2.1. As of the EFFECTIVE DATE, NEKTAR AL is not aware of any existing and pending THIRD PARTY CLAIMS alleging that the practice of the inventions described in the NEKTAR AL PATENT RIGHTS would infringe the PATENTS or misappropriate the trade secrets of a THIRD PARTY; or

2.2.2. NEKTAR AL has made or will make available to OSI all material technical information in its possession of which it is aware that pertains to the development or manufacture of the PRODUCT, and substantially useful or necessary to enable OSI to exploit the LICENSED TECHNOLOGY under this AGREEMENT; provided however that NEKTAR AL’s failure to meet the obligation set forth in this Section 2.2.2 shall not be deemed a breach of this AGREEMENT unless OSI can prove such failure was due to bad faith on the part of NEKTAR AL.

2.3. Limitation of Liability. Except for indemnity obligations pursuant to Section 10.1.1, in no event shall NEKTAR AL’s liability to OSI arising out of the manufacture, testing, supply, shipment, use or sale or of a quantity of REAGENT or PRODUCT, exceed the total PURCHASE PRICE that OSI pays to NEKTAR AL under this AGREEMENT for the purchase of such quantity of REAGENT or the amount of REAGENT used by OSI to manufacture such quantity of PRODUCT.

2.4. Exclusion of Damages. Except as expressly provided in this AGREEMENT other than in this Section 2.4, neither PARTY shall be liable to the other for special, indirect,

incidental, consequential, punitive or exemplary damages (including without limitation, damages resulting from loss of use, loss of profits, interruption or loss of business or other economic loss) arising out of any of the performance or non-performance under this AGREEMENT, [**], and provided that nothing in this Section 2.4 shall, or is intended to, limit either PARTY’s obligations under Article 10.

2.5. Applicability. The limitation on liability and exclusion of damages under Sections 2.3 and 2.4: (i) apply even if a PARTY had or should have had knowledge, actual or constructive, of the possibility of such damages; (ii) are a fundamental element of the basis of the bargain between the PARTIES, and the PARTIES would not enter into this AGREEMENT without such limitations and exclusions and (iii) shall apply whether a claim is based on breach of contract, breach of warranty, tort (including negligence), product liability, strict liability or otherwise, and notwithstanding any failure of essential purpose of any limited remedy in this AGREEMENT. Moreover, the remedies under this AGREEMENT are intended to be exclusive, and the limitation on liability and exclusion of damages under Sections 2.3 and 2.4 are intended to apply even if there is a total and fundamental breach of this AGREEMENT, and the essential purpose of these provisions is to limit the PARTIES’ respective liabilities under this AGREEMENT.

2.6. Disclaimer. Except as expressly set forth in Sections 2.1 and 2.2 , Nektar and OSI disclaim all other warranties, express, implied, statutory or otherwise, including, without limitation, the implied warranties of merchantability, fitness for a particular purpose and non-infringement.

3.	Grant of Licenses

3.1. Grants.

3.1.1. Subject to the terms and conditions of this AGREEMENT, NEKTAR AL hereby grants to OSI, for the term of this AGREEMENT, an exclusive license (with the right to grant sublicenses as set forth in Section 3.2) under the LICENSED TECHNOLOGY to make and have made (including through use of the REAGENT), develop, use, import, offer for sale and sell the PRODUCT in the TERRITORY.

3.1.2 Subject to the terms and conditions of this AGREEMENT, NEKTAR AL shall grant to OSI, until the last-to-expire VALID PATENT CLAIM of [**], a sole license (with the right to grant sublicenses as set forth in Section 3.2) under those rights NEKTAR AL has to the [**], solely to develop, make, have made, use, import, offer for sale and sell in the TERRITORY that version of the PRODUCT that incorporates REAGENT as [**] to the THERAPEUTIC AGENT and has a [**]. Such license shall be subject to the retained rights of [**] and the [**] to practice all the inventions described and claimed in the [**] for the conduct of research and development (such purposes not including in connection with human clinical trials) of pharmaceutical products that it is developing either itself, with its [**], or in conjunction with a THIRD PARTY.

3.1.3 Subject to the terms and conditions of this AGREEMENT, NEKTAR AL shall grant to OSI, for the sole purpose of, and with respect to and only with respect to, the manufacture, use, sale, offer for sale, and importation in the TERRITORY of that version of the PRODUCT that uses REAGENT to [**] to the ACTIVE MOLECULE in the THERAPEUTIC AGENT and has a [**], a non-exclusive license under those rights NEKTAR AL has:

(a) to PATENTS or PATENT APPLICATIONS (other than the [**]) owned or CONTROLLED by [**] or the [**]; and

(b) all patent claims owned or CONTROLLED by [**] or the [**] that (x) are not within the [**] or the PATENTS in Section 3.1.3(a); (y) issue from any PATENT APPLICATION filed after January 7, 2002; and (z) claim the composition, manufacture, or use of that version of the PRODUCT that uses REAGENT to [**] to the ACTIVE MOLECULE in the THERAPEUTIC AGENT and has a [**].

The LICENSE under this Section 3.1.3 excludes patent claims owned or CONTROLLED by [**] or the [**] that claim the composition of matter of an un-PEGYLATED ACTIVE MOLECULE, methods of making an un-PEGYLATED ACTIVE MOLECULE, or methods of using an un-PEGYLATED ACTIVE MOLECULE (other than a claim to a method of PEGYLATING an unPEGYLATED ACTIVE MOLECULE), even if such ACTIVE MOLECULE is contained in or is part of the PRODUCT. The LICENSE under this Section 3.1.3 shall remain in effect on a country-by-country basis until the longer of (1) the twelfth (12th) anniversary of the FIRST COMMERCIAL SALE of the PRODUCT in a particular country, or (2) the expiration of the last-to-expire VALID PATENT CLAIM of the [**] claiming the composition, manufacture, or use of such PRODUCT in such country.

3.1.4. Notwithstanding anything to the contrary in this AGREEMENT and without limiting any other retained rights, the LICENSES shall be subject to the retained rights of NEKTAR AL and its AFFILIATES: (a) to practice the LICENSED TECHNOLOGY for the conduct of research and development of products that they are developing either themselves or with others, and in connection with the sale of PEG reagents through NEKTAR AL’s catalog for research purposes; (b) to develop, make, have made, use, sell, offer for sale, import and license products other than the PRODUCT or the THERAPEUTIC AGENT, including products containing REAGENT; and (c) to perform their respective obligations to THIRD PARTIES set forth in agreements existing as of the EFFECTIVE DATE.

3.2. Sublicenses.

3.2.1. OSI shall have the right to grant sublicenses under the LICENSES to any SUBLICENSEE or any AFFILIATE, provided that, under each sublicense, each such SUBLICENSEE or AFFILIATE shall be subject to terms and conditions that are consistent with the terms and conditions of this AGREEMENT as applicable; provided, however, that (a) each sublicense shall, at NEKTAR AL’s option, terminate upon the termination or expiration of this AGREEMENT, provided further, however, that at OSI’s request during the term of this AGREEMENT, NEKTAR AL shall use commercially reasonable efforts to negotiate with a SUBLICENSEE a commercially reasonable stand-by license agreement pursuant to which upon termination of this AGREEMENT for a material breach by OSI, such SUBLICENSEE would receive the same or similar license as OSI had pursuant to Section 3.1 on the condition that such SUBLICENSEE cures such material breach by OSI and takes on OSI’s obligations as they existed under this AGREEMENT, (b) OSI’s grant of any sublicense shall not relieve OSI from any of its obligations under this AGREEMENT, (c) OSI shall remain jointly and severally liable for any breach of this AGREEMENT caused by a SUBLICENSEE, and (d) promptly after entering into any sublicense agreement with a SUBLICENSEE, OSI shall promptly provide NEKTAR AL with a true, complete and correct unredacted copy of such sublicense agreement and any agreements into which OSI or its AFFILIATES enters into with such SUBLICENSEE or its AFFILIATES in connection with such sublicense agreement.

3.2.2. Notwithstanding the provisions of Section 3.2.1, OSI may not sublicense any LICENSED TECHNOLOGY to a PERSON that has a significant or material business (as determined from the perspective of a reasonable competitor in such business) in either or both: (a) manufacturing or supplying PEG or PEG derivatives; and (b) attaching PEG or PEG derivatives to pharmaceutical or biotechnology products, including licensing intellectual property or technology pertaining to attachment of PEG or PEG derivatives to pharmaceutical or biotechnology products.

3.3. [**]

3.3.1. OSI agrees and acknowledges that the availability of the LICENSES under Sections 3.1.2 and 3.1.3 are subject to the following condition precedent: OSI must provide a THIRD PARTY agent identified by NEKTAR AL (“INDEPENDENT COUNSEL”) with the following information on OSI’s PRODUCT: [**]. If, at any time during the term of this AGREEMENT, OSI wishes to make, use, import, export, offer for sale and sell in the TERRITORY a version of the PRODUCT that uses a different [**] than described in Section 3.3.1, and OSI maintains exclusive rights to the ACTIVE MOLECULE, then OSI shall supply NEKTAR AL with sufficient information to forward on to the INDEPENDENT COUNSEL to allow INDEPENDENT COUNSEL to make a determination of whether or not [**] the PARTIES will negotiate in good faith on license terms for such new version of PRODUCT based on those terms provided in this AGREEMENT.

3.3.2. OSI agrees and acknowledges that any LICENSES under Sections 3.1.2 and 3.1.3 are subject to the following limitations and conditions:

(a) Such licenses shall not be granted if OSI is a party to a then-pending action for infringement of a patent owned or controlled by [**];

(b) Such licenses shall not be granted if OSI is in negotiations with [**] for a license under the [**] with respect to the THERAPEUTIC AGENT;

(c) Such licenses shall not be granted if INDEPENDENT COUNSEL determines that the PRODUCT contains the same ACTIVE MOLECULE as a product being developed by [**];

(d) Such licenses shall not be granted if INDEPENDENT COUNSEL determines that [**] has previously granted a license under the [**] to a THIRD PARTY to make, have made, use, sell or have sold a product with the same ACTIVE MOLECULE as the THERAPEUTIC AGENT, and such license is still in effect;

(e) Such licenses shall not be granted if INDEPENDENT COUNSEL determines the PRODUCT [**];

(f) Such licenses shall not be granted [**];

(g) OSI shall place appropriate patent and/or patent pending markings for the [**] on the PRODUCT, or if such marking cannot be affixed to the PRODUCT itself, on the packaging for such PRODUCT, the content, form, size, location and language to be in accordance with the laws and practices of the country where such markings are required;

(h) OSI shall have no enforcement rights with respect to the [**];

(i) Subject to any prior termination, such licenses shall remain in effect until the expiration of the last-to-expire VALID PATENT CLAIM of the [**]; and

(j) Such licenses shall terminate if [**].

3.4. NEKTAR AL Covenants. During the term of this AGREEMENT, NEKTAR AL will not grant any THIRD PARTY a license under the LICENSED TECHNOLOGY or its rights under the ENZON PATENTS to, and shall not itself, make, use, import, offer for sale, or sell the PRODUCT in the TERRITORY, provided, however, that any agreement existing as of the EFFECTIVE DATE between NEKTAR AL and a THIRD PARTY, under which NEKTAR AL grants a license, a license option or other rights under LICENSED TECHNOLOGY, is not subject to, and does not constitute a breach of, such covenants.

3.5. OSI Covenants.

3.5.1. [**].

3.5.2. OSI will not judicially challenge the validity or enforceability of any NEKTAR AL PATENT RIGHTS and will contractually restrict its AFFILIATES and SUBLICENSEES from judicially challenging the validity or enforceability of the NEKTAR AL PATENT RIGHTS. If OSI, its AFFILIATES or its SUBLICENSEES judicially challenge the NEKTAR AL PATENT RIGHTS: (a) OSI shall pay for all attorney’s fees, costs of suit, and other out-of-pocket expenses incurred by NEKTAR AL in resisting or opposing such challenge if such challenge is not successful; and (b) the LICENSES and EYETECH’S AFFILIATES’ and SUBLICENSEES’ sublicense rights under such LICENSES shall automatically terminate.

3.6. No Implied Rights or Licenses; No Reverse Engineering. Neither PARTY grants to the other any rights or licenses, including without limitation to any LICENSED TECHNOLOGY or other intellectual property rights, whether by implication, estoppel or otherwise, except to the extent expressly provided for under this AGREEMENT. Other than as expressly provided for in this AGREEMENT, OSI may not develop, make, have made, use, import, offer for sale, or sell the REAGENT, nor may OSI copy, distribute, reverse engineer (by way of example but not limitation, by performing tests such as HPLC, gas chromatography or x-ray crystallography), sell, lease, license or otherwise transfer, modify, adapt or create derivatives of the REAGENT. OSI shall ensure all of its AFFILIATES, SUBLICENSEES, contractors, agents and employees are subject to the same restrictions and limitations with respect to the REAGENT as set forth in this Section 3.6. OSI may transfer quantities of REAGENT to THIRD PARTIES in connection with the performance by such THIRD PARTIES of research and development activities on behalf of OSI; provided, however, that (1) any such transfer shall be subject to the applicable terms and conditions of this AGREEMENT including without limitation this Section 3.6, Section 4.6 and Article 9, (2) no such transfer shall relieve OSI of its obligations under this AGREEMENT, and (3) OSI shall be jointly and severally liable with any THIRD PARTY for any acts or omissions by a THIRD PARTY that receives any REAGENT supplied or produced under this AGREEMENT.

3.7. Diligence Obligations. OSI will use its COMMERCIALLY REASONABLE EFFORTS to seek approval of NDAs (or its equivalent) in the MAJOR MARKETS, and to develop, commercialize and market, and achieve FIRST COMMERCIAL SALE of the PRODUCT in the first MAJOR MARKET country on or before [**]. If OSI reasonably and in good faith believes that it cannot, within the exercise of reasonable business judgment, commercialize the PRODUCT in one or more MAJOR MARKET countries in the TERRITORY by [**], then, provided OSI has exercised COMMERCIALLY REASONABLE EFFORTS as required in this Section 3.7, OSI may request from NEKTAR AL an extension of time, and the PARTIES shall negotiate in good faith to determine a time extension that is mutually acceptable. If OSI does not use COMMERCIALLY REASONABLE EFFORTS in this regard, then, NEKTAR AL may, at its sole option and by giving written notice to OSI, either convert the LICENSE to be non-exclusive in the country or countries of the MAJOR MARKETS in the TERRITORY in which such default occurs or terminate this AGREEMENT with respect to the country or countries of the MAJOR MARKETS in the TERRITORY in which such default occurs (in which latter case the TERRITORY shall no longer include such country or countries). If the LICENSE becomes non-exclusive in one or more countries of the TERRITORY as provided for in the immediately preceding sentence, OSI’s obligations to pay milestones and royalties to NEKTAR AL, as provided for in this AGREEMENT, shall continue. Notwithstanding the preceding provisions of this Section 3.7, if OSI does not (a) use at least COMMERCIALLY REASONABLE EFFORTS to develop the PRODUCT file and seek approval of NDAs, on a schedule permitting achievement of the following clause (b), (b) make the FIRST COMMERCIAL SALE of the PRODUCT in [**] or more MAJOR MARKET countries on or before [**], and (c) thereafter use at least COMMERCIALLY REASONABLE EFFORTS to continue to commercialize and market the PRODUCT in such MAJOR MARKET COUNTRIES, it shall be deemed a material breach of this AGREEMENT by OSI, and NEKTAR AL may terminate this AGREEMENT under Section 11.4 as its sole and exclusive remedy with respect to such breach of this Section 3.7.

4.	Manufacture and Supply of the Reagent

4.1. Exclusivity. NEKTAR AL will manufacture and supply one hundred percent (100%) of OSI’s, its AFFILIATES’ and SUBLICENSEES’ purchase requirements of the REAGENT for the manufacturing of the PRODUCT, to the extent such quantities are properly forecasted and ordered in compliance with this AGREEMENT. OSI, its AFFILIATES and SUBLICENSEES will purchase the REAGENT exclusively from NEKTAR AL for the manufacture of the PRODUCT, subject to Sections 4.7 and 4.8.

4.2. Audit. During the term of this AGREEMENT, the only persons or entities to which NEKTAR AL shall supply REAGENT for the purpose of manufacturing PRODUCT shall be OSI, its AFFILIATES, and SUBLICENSEES. Upon reasonable advance notice, OSI shall grant to NEKTAR AL reasonable access to OSI’s books and records during normal business hours for the purpose of verifying OSI’s compliance with the purchase requirement in Section 4.1.

4.3. Manufacture. Supply and Purchase of REAGENT. The manufacture, supply and purchase provisions of Sections 4.3 through 4 .8 of the PRIOR AGREEMENT shall govern the manufacture, supply and purchase of REAGENT under this AGREEMENT (except as set forth in Section 4.4) and solely for such purposes, such provisions of the PRIOR AGREEMENT shall survive its expiration or termination for the remainder of the term of this AGREEMENT.

4.4. Additional Terms for Manufacture, Supply and Purchase of REAGENT.

4.4.1. The definition of BATCH under this AGREEMENT shall apply to the terms “BATCH” and “batch” under the PRIOR AGREEMENT.

4.4.2. Each shipment of REAGENT as of delivery shall have at least [**]% of its initial shelf-life as of the completion of its manufacture remaining.

4.4.3. OSI shall send all purchase orders under this AGREEMENT and the PRIOR AGREEMENT pursuant to Section 13 (but omitting the copy to Nektar Therapeutics’ general counsel).

4.5. Fulfillment. Intentionally left blank.

4.6. Intellectual Property. Ownership of any invention, improvement, modification, application, know-how, discovery or development that is made, conceived, reduced to practice, discovered or developed either solely or jointly by any of a PARTY or its AFFILIATES during the term of this AGREEMENT and in connection with performance of activities under this AGREEMENT (including without limitation in the course of the manufacture (including through use of the REAGENT) of the PRODUCT, but not in the course of the manufacture of the THERAPEUTIC AGENT alone), a SUBLICENSEE during or in connection with its performance of activities under a sublicense under the LICENSE, or a CONTRACT MANUFACTURER during or in connection with its performance of activities under a license under Section 4.8 of the PRIOR AGREEMENT (collectively, “INVENTIONS”) and all patents, trade secrets and other intellectual property rights that have been or may be obtained therein, including without limitation enforcement rights (“INVENTION IP”) shall be allocated as follows:

4.6.1. NEKTAR AL shall solely own all right, title and interest in and to INVENTIONS that relate to NEKTAR AL CORE TECHNOLOGY and INVENTION IP therein (“NEKTAR AL CORE TECHNOLOGY INVENTIONS”). OSI transfer and assigns, and shall require any CONTRACT MANUFACTURER, AFFILIATES and SUBLICENSEES to assign, in each case without additional consideration, to NEKTAR AL all of their respective right, title and interest in and to such NEKTAR AL CORE TECHNOLOGY INVENTIONS and INVENTION IP therein. Such NEKTAR AL CORE TECHNOLOGY INVENTIONS shall be included in the LICENSED TECHNOLOGY and subject to the LICENSES granted to OSI pursuant to this AGREEMENT.

4.6.2. OSI shall solely own any and all right, title and interest in and to INVENTIONS that relate solely to the THERAPEUTIC AGENT, do not relate to NEKTAR AL CORE TECHNOLOGY, and are not included in NEKTAR AL CORE TECHNOLOGY INVENTIONS (“OSI INVENTIONS”) and INVENTION IP therein. NEKTAR AL transfers and assigns, and shall cause its AFFILIATES to transfer and assign, in each case without additional consideration, to OSI all of their respective right, title and interest such OSI INVENTIONS and INVENTION IP therein.

4.6.3. Except as otherwise provided in Sections 4.6.1 and 4.6.2, (a) each PARTY shall solely own all right, title and interest in and to INVENTIONS made, conceived, reduced to practice, discovered or developed solely by employees of a PARTY or its AFFILIATES (or, in the case of OSI, SUBLICENSEES) and all INVENTION IP therein, and (b) subject to Section 4.6.4, the PARTIES shall each own an undivided one-half (1/2) interest in, and have the right to freely exploit and license without a duty of accounting to or need to obtain consent from the other PARTY, all INVENTIONS made, conceived, reduced to practice, discovered or developed, in each case jointly by employees of a PARTY or its AFFILIATES (or, in the case of OSI, including SUBLICENSEES) (“JOINT INVENTIONS”) and all INVENTION IP therein

4.6.4. Each PARTY shall have the sole right at its discretion and at its sole expense, to prepare, file, prosecute, maintain and defend foreign and domestic patent applications and patents within INVENTION IP that it solely owns, and the other PARTY shall, and shall cause its AFFILIATES (and, in the case of OSI, any CONTRACT MANUFACTURER and SUBLICENSEES) to, reasonably cooperate with the first PARTY in such activities at the first PARTY’s expense. With respect to patent applications on a JOINT INVENTION, the PARTIES shall determine which PARTY shall be responsible for preparing, filing, prosecuting, maintaining and defending patent applications and patents on behalf of both PARTIES, based on a good faith determination of the relative contributions of the PARTIES to the invention and the relative level of interest of the PARTIES in the invention. The costs of such activities shall be borne equally by the PARTIES, and the PARTY that is not responsible for such activities shall, and shall cause its AFFILIATES (and, in the case of OSI, any CONTRACT MANUFACTURER and SUBLICENSEES) to, reasonably cooperate with the other PARTY in such activities.

4.7. Compliance. NEKTAR AL shall comply with all applicable present and future LAWS applicable to its transportation, storage, use handling and disposal of hazardous materials under this AGREEMENT. NEKTAR AL will maintain during the term of this AGREEMENT all government permits, including without limitation health, safety and environmental permits necessary for the conduct of the activities that NEKTAR AL undertakes pursuant to this AGREEMENT.

5.	Specifications, GMP and Manufacturing Process

To the extent that the provisions of this Section 5 are not consistent with the provisions of Section 6 or other parts of the PRIOR AGREEMENT, this Section 5 shall control with respect to BATCHES of REAGENT.

5.1. Specifications. The SPECIFICATIONS for the REAGENT that NEKTAR AL will supply are set forth in the QUALITY AGREEMENT.

5.2. Warranties. NEKTAR AL warrants that

5.2.1. the REAGENT will be manufactured in compliance with GMP; and

5.2.2. the REAGENT will, upon delivery, conform to the SPECIFICATIONS. OSI’s sole remedy and NEKTAR AL’s liability for breach of the REAGENT WARRANTIES shall be limited to the PARTIES’ respective rights and obligations pursuant to Sections 4.7 and 4.8 of the PRIOR AGREEMENT and Article 6 of this AGREEMENT.

5.3. Modifications. Either PARTY may propose to the other PARTY potential changes to the SPECIFICATIONS, for evaluation taking into consideration the relative costs and benefits and the PARTIES’ technical ability to make such change. Neither PARTY shall modify the SPECIFICATIONS without the prior written approval of the other PARTY, not to be unreasonably withheld and as outlined in the QUALITY AGREEMENT. OSI shall bear any and all costs of developing and implementing revised SPECIFICATIONS.

6.	Quality and Complaints

To the extent that the provisions of this Section 6 are not consistent with the provisions of Section 6 or other parts of the PRIOR AGREEMENT, this Section 6 shall control with respect to BATCHES of REAGENT.

6.1. Analysis. Promptly after arrival of a shipment of the REAGENT at OSI, OSI shall analyze the REAGENT using methods approved by both PARTIES for the analytical procedures in Schedule I.

6.2. Complaints. If OSI determines through its testing pursuant to Section 6.1 that a BATCH of REAGENT does not comply with the REAGENT WARRANTIES, then within [**] days of arrival of the BATCH OSI may provide NEKTAR AL with a written complaint notice that includes full details of such non-compliance, including supporting data, sufficient to permit NEKTAR AL to consider and verify the complaint. If OSI does not provide NEKTAR AL with a written complaint notice for a BATCH of REAGENT pursuant to Section 6.2 within [**] days after arrival of the BATCH, OSI will be deemed to have accepted the BATCH, which shall conclusively be presumed to be without defect and to meet all SPECIFICATIONS and the REAGENT WARRANTIES.

6.3. Complaints Procedure. If NEKTAR AL receives a complaint notice under Section 6.2:

6.3.1. If OSI so requests, then within [**] days from the date on which NEKTAR AL receives OSI’s written complaint notice, NEKTAR AL shall supply OSI the replacement quantity of the REAGENT that was allegedly missing or defective from the original shipment, provided that, if the necessary quantity of REAGENT is not then available, then NEKTAR AL shall supply such quantities as soon as they are available (which shall not be later than [**] days after NEKTAR AL’s receipt of OSI’s written complaint notice);

6.3.2. If NEKTAR AL accepts that the BATCH was non-compliant with the REAGENT WARRANTIES as set forth in OSI’s written complaint notice, NEKTAR AL shall provide the replacement material described in Section 6.3.1 to OSI [**], or if no such replacement material is requested, NEKTAR AL shall issue OSI a credit for such non-compliant BATCH.

6.3.3. If NEKTAR AL does not accept that the BATCH was non-compliant with the REAGENT WARRANTIES as set forth in OSI’s written complaint notice, then within [**] days from NEKTAR AL’s receipt of OSI’s written complaint notice, the PARTIES will agree on and appoint an independent scientific and technical expert to review the PARTIES’ supporting data for their assertions of compliance or non-compliance with the REAGENT WARRANTIES. The findings of the expert shall be final and conclusively binding on the PARTIES as to whether a BATCH of REAGENT complies with the REAGENT WARRANTIES. If expert’s analysis does not confirm OSI’s complaint, OSI shall pay for any replacement quantities shipped by NEKTAR AL. If the expert holds that the REAGENT does not comply with the REAGENT WARRANTIES, all the fees of the expert and the laboratory shall be paid by NEKTAR AL and OSI shall have no obligation to pay for the quantities of defective REAGENT, but shall be responsible for payment of replacement quantities which are in conformance with the REAGENT WARRANTIES within [**] days after OSI’s receipt of such replacement shipment. On the other hand, if the expert does not confirm OSI’s complaint, all of the fees of the laboratory and the expert will be paid by OSI, OSI shall be obligated to pay for any replacement quantities shipped by NEKTAR AL in addition to the original quantities shipped, and OSI shall be considered to have finally and completely accepted such allegedly defective shipment of the REAGENT. The PARTY whose results are not upheld by such expert shall bear the costs and expenses of such expert.

6.4. Compliance. NEKTAR AL will perform regular self-inspections in order to assure compliance with GMP and submit to inspections by OSI and/or regulatory authorities such as the FDA. Quality audits will be handled as outlined in the QUALITY AGREEMENT. If NEKTAR AL becomes aware that any shipment of the REAGENT to OSI does not comply with the REAGENT WARRANTIES, NEKTAR AL will promptly notify OSI.

7.	Remuneration

7.1. Milestone Payments. OSI will pay to NEKTAR AL non-creditable, non-refundable milestone payments in accordance with and at the times set out in SCHEDULE III herein, [**] if OSI has made such milestone payment. Such payments shall be in addition to any royalty or other payments due under this AGREEMENT.

7.2. Royalties. During the ROYALTY TERM and for any CALENDAR QUARTER prior to or during which OSI was not party to a PARTNERING TRANSACTION for all or part of the TERRITORY, OSI shall pay NEKTAR AL on a CALENDAR QUARTER basis nonrefundable, non-creditable royalties equal to the applicable ROYALTY RATE under SCHEDULE VI, Section A, multiplied by the aggregate NET SALES of the PRODUCT during such calendar term, on a country by country basis for countries not included in any such PARTNERING TRANSACTION.

7.2.1. During the ROYALTY TERM and for any CALENDAR QUARTER during which or after OSI has entered into a PARTNERING TRANSACTION for all or part of the TERRITORY, OSI shall pay NEKTAR AL on a CALENDAR QUARTER basis [**] percent ([**]%) of all amounts payable in respect of sales of PRODUCT (whether on the basis of a percentage of net or gross sales or on a per unit basis) payable to OSI by such SUBLICENSEE for countries of the TERRITORY that are the subject of the PARTNERING TRANSACTION, provided, however, that such ROYALTIES for any such country shall not be either (a) less than the applicable FLOOR RATE under SCHEDULE VI, Section B, multiplied by the aggregate NET SALES of the PRODUCT during such CALENDAR QUARTER in that country, or (b) greater than the applicable CEILING RATE under SCHEDULE VI, Section B, multiplied by the aggregate NET SALES of the PRODUCT during such CALENDAR QUARTER in that country.

7.3. Accrual of Royalties. No royalties shall be payable on a PRODUCT distributed to THIRD PARTIES solely for marketing and advertising purposes or as a sample for testing or evaluation purposes. No royalties shall be payable on sales among OSI, its AFFILIATES and its SUBLICENSEES, but royalties shall be payable on subsequent sales by OSI, its AFFILIATES or its SUBLICENSEES to a THIRD PARTY other than a SUBLICENSEE. No multiple royalty shall be payable on a PRODUCT because the manufacture, use, import, offer for sale or sale of such PRODUCT by OSI in a country would, but for the LICENSES, either (a) infringe VALID PATENT CLAIMS of more than one NEKTAR AL PATENT RIGHT or ENZON PATENT or (b) infringe one or more VALID PATENT CLAIMS and such PRODUCT or its manufacture, use or sale also exploits NEKTAR AL KNOW-HOW.

7.4. Third Party Royalties. If OSI is required to pay royalties to any THIRD PARTY because the manufacture, use, import, offer for sale or sale of the PRODUCT infringes any patent rights of such THIRD PARTY in any country of the TERRITORY (but only in instances where such infringement is due solely to the composition of matter or the method of manufacture of the REAGENT), [**]. The foregoing shall be NEKTAR AL’s sole liability, and OSI’s sole remedy, for any potential or actual infringement of any THIRD PARTY intellectual property (including patents) as a result of the manufacture (including through use of the REAGENT), use, import or sale of PRODUCT.

7.5. Manufacturing and Supply of the REAGENT.

The provisions of this Section 7.5 shall apply to all REAGENT manufactured, supplied and purchased under this AGREEMENT or the PRIOR AGREEMENT.

7.5.1. OSI shall pay to NEKTAR AL for the supply of the REAGENT complying with the SPECIFICATIONS and GMP, the prices in DOLLARS per unit of REAGENT set forth in SCHEDULE III (“PURCHASE PRICE”). The amounts of REAGENT ordered under this Agreement shall be additive with amounts of REAGENT ordered under the License, Manufacturing and Supply Agreement by and between OSI and Nektar dated as of February 5, 2002 in determining the Total Amount of REAGENT for the pricing set forth in SCHEDULE III.

7.5.2. The price of the REAGENT set forth in SCHEDULE III will remain in effect for a period ending on the last day of the calendar year in which the EFFECTIVE DATE occurs. Thereafter, NEKTAR may, at its election, adjust the price at which OSI purchases the REAGENT from NEKTAR in each succeeding [**] period in accordance with the Chemical Manufacturing Series Producer Price Index. NEKTAR will make any such adjustment by [**]; however, in no event will the price for REAGENT fall below that set forth in SCHEDULE III.

7.5.3. If NEKTAR performs development work for OSI (to which the PARTIES agree in writing) during the period between the EFFECTIVE DATE and February 5, 2007, and such development work results in a decrease in BATCH failures of the REAGENT due to the endotoxin specification, then the PARTIES will discuss in good faith whether and the extent to which the price of the REAGENT will be subject to change during that period.

7.5.4. In addition to the amounts due and owing under Sections 7.5.1, 7.5.2 and 7.5.3, OSI shall pay to NEKTAR AL fees for services at NEKTAR AL’s then-current rates, which rates shall be provided to OSI prior to NEKTAR AL commencing any such services. In general, such fees shall cover NEKTAR AL’s performance of those activities reasonably deemed necessary by NEKTAR AL for the development, scale-up and validation of the manufacture of REAGENT. Specifically, such fees shall cover, among other things:

(a) improvements to and expansion of facilities, analytical method development, analytical method validation, cleaning method validation, process validation, reprocessing, supporting documentation including, but not limited to, the preparation, filing and maintenance of Drug Master Files and other regulatory filings;

(b) NEKTAR AL’s generating and providing information or performing work pursuant to any governmental or regulatory agency requests for information or work (including any testing) regarding REAGENT or its manufacturing process; scale-up; and

(c) installation, qualification and validation needed for REAGENT including

(d) any other services requested by OSI from time to time.

7.5.5. OSI shall also reimburse NEKTAR AL for NEKTAR AL’s reasonable expenses incurred in connection with (i) the purchase of pre-approved capital equipment in connection with the activities described in Section 7.5.4(a)-(d), and (ii) travel at OSI’s request, such reimbursement to be made within [**] days after the date of NEKTAR AL’s invoice therefor.

8.	Royalty Reports and Accounting

8.1. Reports, Exchange Rates. OSI shall notify NEKTAR AL in writing promptly upon the FIRST COMMERCIAL SALE of PRODUCT by OSI, its AFFILIATES or its SUBLICENSEES. During the portion of the term of this AGREEMENT following the FIRST COMMERCIAL SALE of PRODUCT, OSI shall furnish to NEKTAR AL a CALENDAR QUARTER written report showing in reasonably specific detail, on a country by country basis: (a) the gross sales of each PRODUCT sold by OSI, its AFFILIATES and its SUBLICENSEES during the CALENDAR QUARTER covered and the amounts deducted therefrom to determine NET INVOICED SALES from such gross sales; (b) the royalties payable in DOLLARS, if any, which shall have accrued under this Agreement for such CALENDAR QUARTER based upon the NET INVOICED SALES of each PRODUCT; (c) the withholding taxes, if any, required by LAW to be deducted in respect of such sales; (d) the date of the FIRST COMMERCIAL SALE of each PRODUCT in each country during the reporting period; and (e) the exchange rates used in determining the amount of DOLLARS. With respect to sales of PRODUCTS invoiced in DOLLARS, the gross sales, NET INVOICED SALES, and royalties payable shall be expressed in DOLLARS. With respect to sales of PRODUCTS invoiced in a currency other than DOLLARS, the gross sales, NET INVOICED SALES and royalties payable shall be expressed in the domestic currency of the PERSON making the sale together with the DOLLAR equivalent of the royalty payable. The DOLLAR equivalent shall be calculated using the average exchange rate (local currency per DOLLAR) published in The Wall Street Journal, Eastern Edition, under the heading “Currency Trading”, on the last business day of each month during the applicable CALENDAR QUARTER. Reports shall be due on the [**] day following the close of each CALENDAR QUARTER. OSI, its AFFILIATES and its SUBLICENSEES shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and NET INVOICED SALES of each PRODUCT and to enable the royalties payable under this AGREEMENT to be determined. Notwithstanding any other provision of this Section 8.1, upon the election of NEKTAR AL made in writing not less than [**] days prior to any payment date, OSI shall pay all royalties owing to NEKTAR AL under this AGREEMENT with respect to one or more jurisdictions in the currency in which such royalties accrued, without conversion into DOLLARS.

8.2. Audits.

8.2.1. Upon at least [**] business days written notice from NEKTAR AL, and [**], OSI shall permit an independent certified public accounting firm of nationally recognized standing, selected by NEKTAR AL and reasonably acceptable to OSI, at NEKTAR AL’s expense, to have access during normal business hours to such of the records of OSI as may be reasonably necessary to verify the accuracy of the royalty reports under this Agreement for [**]. The accounting firm shall disclose to each PARTY whether the NET INVOICED SALES or NET SALES are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to NEKTAR AL.

8.2.2. If such accounting firm concludes that additional royalties were owed during such period, OSI shall pay the additional royalties (plus interest) within [**] days of the date NEKTAR AL delivers to OSI such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by NEKTAR AL; provided however, that if the audit discloses that the royalties payable by OSI for the audited period are more than [**] percent ([**]%) of the royalties actually paid for such period, then OSI shall pay the reasonable fees and expenses charged by such accounting firm.

8.2.3. OSI shall include in each sublicense it grants under the LICENSE granted a provision requiring the AFFILIATE or SUBLICENSEE to make reports to OSI, to keep and maintain records of sales made and deductions taken pursuant to such sublicense, and to grant access to such records by NEKTAR AL’s independent accountant to the same extent required of OSI under this AGREEMENT. Upon the expiration of [**] months following the end of any calendar year, the calculation of royalties payable with respect to such calendar year shall be binding and conclusive upon NEKTAR AL and OSI, its AFFILIATES and SUBLICENSEES.

8.3. Payment Terms. Royalties shown to have accrued by each royalty report provided for under Section 8.2 shall be due and payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

8.4. Payment Method. Except as provided for in this Section 8.4, all royalty payments by OSI under this AGREEMENT shall be paid in DOLLARS, and all such payments shall be originated from a United States bank located in the United States and made by bank wire transfer in immediately available funds to such account as NEKTAR AL shall designate before such payment is due.

8.5. Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country of the TERRITORY where the PRODUCT is sold, payment shall be made through such lawful means or methods as NEKTAR AL reasonably shall determine.

8.6. Interest on Late Payments. Any and all amounts past due under this AGREEMENT shall bear interest at the rate of [**] percent ([**]%) per annum, compounded monthly, or the maximum rate allowed under LAW, whichever is less.

9.	Confidentiality

9.1. Confidential Information. During the term of this AGREEMENT, and for a period of [**] years following its expiration or earlier termination, each PARTY (as a “RECIPIENT”) shall maintain in confidence all information of the other PARTY (“DISCLOSER”) (including samples) disclosed by the DISCLOSER and identified in writing as, or acknowledged in writing to be, confidential (“CONFIDENTIAL INFORMATION”), and shall not use, disclose or grant the use of the CONFIDENTIAL INFORMATION except as permitted under this AGREEMENT or necessary to perform its obligations under this AGREEMENT, except on a need-to-know basis to those directors, officers, AFFILIATES, employees, permitted SUBLICENSEES, permitted assignees and agents, the CONTRACT MANUFACTURER, INDEPENDENT COUNSEL, consultants, lawyers, bankers, clinical investigators or contractors, to the extent such disclosure is reasonably necessary in connection with such PARTY’s activities as expressly authorized by this AGREEMENT. Each RECIPIENT shall advise the foregoing who have access to the CONFIDENTIAL INFORMATION of its confidential and proprietary nature, and shall ensure the foregoing are subject to binding obligations of non-use and non-disclosure as stated in this Section 9.1. NEKTAR AL KNOW-HOW is hereby deemed to be NEKTAR AL CONFIDENTIAL INFORMATION. OSI KNOW-HOW is hereby deemed to be OSI CONFIDENTIAL INFORMATION. Each RECIPIENT shall notify the other promptly upon discovery of any unauthorized use or disclosure of CONFIDENTIAL INFORMATION.

9.2. Permitted Disclosures.

9.2.1. Notwithstanding Section 9.1, a RECIPIENT may disclose CONFIDENTIAL INFORMATION (a) to the extent and to the third parties as is required by LAW, order, or regulation of a government agency or a court of competent jurisdiction, or by the rules of a securities exchange; (b) to a patent office for the purposes of filing a patent on RECIPIENT’S method or invention; (c) to any governmental agency for purposes of obtaining approval to test or market a PRODUCT, provided in either case that the RECIPIENT shall provide written notice thereof to the DISCLOSER and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof.

9.2.2. The non-disclosure and non-use obligations contained in Section 9.1 shall not apply to the extent that the RECIPIENT can demonstrate that (a) the disclosed information was public knowledge at the time of such disclosure to the RECIPIENT, or thereafter became public knowledge, other than as a result of action or omission of the RECIPIENT in violation hereof; (b) the disclosed information was rightfully known by the RECIPIENT without the obligation of confidentiality (as shown by its written records) prior to the date of disclosure to the RECIPIENT by the DISCLOSER under this AGREEMENT; (c) the disclosed information was disclosed to the RECIPIENT on an unrestricted basis from a third party not subject to and not in breach of any direct or indirect obligation of confidentiality to the DISCLOSER; or (d) the disclosed information was independently developed by the RECIPIENT (as shown by its written records) without use of CONFIDENTIAL INFORMATION.

9.3. Return of Confidential Information. Within [**] days following the expiration or termination of this AGREEMENT, each RECIPIENT shall deliver to the DISCLOSER or, at the DISCLOSER’s election, destroy any and all CONFIDENTIAL INFORMATION, together with any and all copies thereof, provided that each RECIPIENT may keep one copy of such CONFIDENTIAL INFORMATION in its legal archives for purposes of complying with its contractual obligations under this AGREEMENT.

9.4. Terms of this Agreement. Except as otherwise provided in Section 9.2 and subject to either PARTY’s reporting obligations under applicable state and federal LAWS, (a) NEKTAR AL and OSI shall not disclose any terms or conditions of this AGREEMENT to any THIRD PARTY without the prior written consent of the other PARTY, such consent not to be unreasonably withheld or delayed, and (b) neither PARTY shall use the other’s name in publicity materials without the prior written consent of the other PARTY, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, at a reasonable and mutually agreed time NEKTAR AL and OSI shall prepare and issue a joint press release reasonably acceptable to both PARTIES announcing the relationship created under this AGREEMENT.

9.5. Publication. After an AFFIRMATIVE DETERMINATION by the INDEPENDENT COUNSEL pursuant to Section 3.3.1, it may be to the mutual interest of the PARTIES to publish articles relating to data generated or analyzed as a part of this AGREEMENT. Neither PARTY shall submit for written or oral publication or presentation any manuscript, abstract, writing, printed material or the like which includes data or any other CONFIDENTIAL INFORMATION of the other PARTY without first obtaining the prior written consent of the other PARTY, which consent shall not be unreasonably withheld or delayed; provided however, that valid commercial reasons may exist for withholding such consent. Nothing contained herein shall be construed as precluding either PARTY from making, in its discretion, any disclosures of information of any type which relate to the safety, efficacy, toxicology, or pharmacokinetic characteristics of the PRODUCT to the extent that either PARTY may be required by LAW to make disclosures of such information.

9.6. Data. Any data which arises from testing of the PRODUCT by OSI, its AFFILIATES or its SUBLICENSEES which is reasonably necessary for NEKTAR AL to monitor the quality and/or performance of the REAGENT, including, without limitation, the results of animal studies, toxicological testing and human clinical trials, shall be deemed CONFIDENTIAL INFORMATION and shall be shared with NEKTAR AL, within a reasonable time of OSI receiving or deriving such data.

10.	Indemnification

10.1. Indemnity.

10.1.1. By NEKTAR AL. NEKTAR AL shall defend, indemnify and hold OSI, OSI’s AFFILIATES, and OSI’s directors, officers, employees and agents harmless from and against all claims, actions, losses, liabilities, damages and expenses (including reasonable attorney’s fees and costs) resulting from all claims, demands, actions and other proceedings by any THIRD PARTY to the extent arising from (a) the material breach of any representation, warranty or covenant of NEKTAR AL under this AGREEMENT or (b) the gross negligence, recklessness or willful misconduct of NEKTAR AL in the performance of its obligations and its permitted activities under this AGREEMENT, except in each case to the extent that OSI has an obligation of indemnity with respect thereto pursuant to Section 10.1.2.

10.1.2 By OSI. OSI shall defend, indemnify and hold NEKTAR AL, NEKTAR AL’s AFFILIATES, and NEKTAR AL’s officers, employees and agents harmless from and against all losses, liabilities, damages and expenses (including reasonable attorney’s fees and costs) resulting from all claims, demands, actions and other proceedings by any THIRD PARTY to the extent arising from (a) the material breach of any representation, warranty or covenant of OSI under this AGREEMENT, (b) the research, development, manufacturing, commercialization or marketing of the PRODUCT (without regard to culpable conduct), or (c) the gross negligence, recklessness or willful misconduct of OSI or its AFFILIATES or SUBLICENSEES in the performance of its or their obligations and its or their permitted activities under this AGREEMENT, in each case except to the extent that NEKTAR AL has an obligation of indemnity with respect thereto pursuant to Section 10.1.1.

10.2. Indemnification Procedures. A PARTY seeking indemnification under Section 10.1 (“INDEMNIFIED PARTY”) shall give prompt notice of the claim to the other PARTY (“INDEMNIFYING PARTY”) and, provided that the INDEMNIFYING PARTY is not contesting the indemnity obligation, shall permit the INDEMNIFYING PARTY to control any litigation relating to such claim and disposition of any such claim, provided that the INDEMNIFYING PARTY shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of any claim as the settlement or disposition relates to the parties being indemnified under Section 10.1, and the INDEMNIFYING PARTY shall not settle or otherwise resolve any claim without prior notice to the INDEMNIFIED PARTY and the consent of the INDEMNIFIED PARTY, if such settlement involves any remedy other than the payment of money by the INDEMNIFYING PARTY. The INDEMNIFIED PARTY shall not settle any claim for which indemnification is sought hereunder without the prior written consent of the INDEMNIFYING PARTY, not to be unreasonably withheld. At the INDEMNIFYING PARTY’s expense and reasonable request, the INDEMNIFIED PARTY shall cooperate in the defense of any claim for which indemnification is sought under Section 10.1.

10.3. Insurance. OSI, at its own expense, shall maintain comprehensive general liability insurance, including product liability insurance, against claims regarding the research, development, manufacture, commercialization or marketing of the PRODUCT under this AGREEMENT in the minimum amount of [**] DOLLARS ($[**]) per occurrence, and [**] DOLLARS ($[**]) in the aggregate, with NEKTAR AL named as an additional insured, such policies shall include a provision that coverage will not be terminated or materially changed unless NEKTAR AL has been given at least [**] days written notice. The insurance carrier must be rated A-, VII or better by A.M. Best Company. OSI shall maintain such insurance for so long as it continues to research, develop, manufacture, commercialize, or market the PRODUCT, and shall from time to time provide copies of certificates of such insurance to NEKTAR AL upon its request. If the insurance policy is written on a claims made basis, then the coverage must be kept in place for at least [**] years after termination of this AGREEMENT.

10.4. NEKTAR AL Insurance. NEKTAR AL, at its own expense, shall maintain comprehensive general liability insurance, including product liability insurance, against claims regarding the REAGENT as it is used in or for the research, development, manufacture, commercialization or marketing of the PRODUCT under this AGREEMENT in the minimum amount of [**] DOLLARS ($[**]) per occurrence, and [**] DOLLARS ($[**]) in the aggregate. NEKTAR AL will ensure that OSI receives at least [**] days written notice of termination, cancellation or non-renewal of such coverage. The insurance carrier must be rated A-, VII or better by A.M. Best Company. NEKTAR AL shall maintain such insurance for so long as it continues to manufacture and supply the REAGENT to OSI pursuant to this AGREEMENT, and shall from time to time provide copies of certificates of such insurance to OSI upon its request. The insurance policy is written on a claims made basis, and the coverage must be kept in place for at least [**] years after termination of this AGREEMENT.

11.	Term and Termination

11.1. Expiration. This AGREEMENT comes into effect on the EFFECTIVE DATE and will remain in force until the end of the ROYALTY TERM, unless earlier terminated as provided herein.

11.2. Renewal of Term. At least one hundred twenty (120) days before the expiration this AGREEMENT pursuant to Section 11.1, the PARTIES shall discuss in good faith whether and on what terms to extend the term of this AGREEMENT.

11.3. Termination by OSI. OSI shall have the right to terminate this AGREEMENT in its entirety at any time, without cause, upon sixty (60) days prior written notice to NEKTAR AL, in which case (a) if OSI has not paid NEKTAR AL the first milestone payment in SCHEDULE III, Section A, OSI will pay such amount to NEKTAR prior to the effective date of termination of this AGREEMENT, (b) within [**] days of the effective date of termination of this AGREEMENT, OSI will reimburse NEKTAR AL for its incurred or future non-cancelable costs for manufacture and supply of REAGENT under this AGREEMENT to the extent they were or will be incurred for BATCHES not supplied to OSI due to such termination, (c) prior to the effective date of such termination, OSI will pay NEKTAR AL the amount of [**] dollars ($[**]) to reimburse NEKTAR AL for transactional and administrative costs incurred in connection with this AGREEMENT, and (d) within [**] days of the effective date of such termination, OSI will pay NEKTAR AL an amount equal to one (1) year (or if less, the remaining term of this AGREEMENT had it been allowed to expire) of NEKTAR AL’s lost profits as determined based on NEKTAR AL’s expected margin on supplies of REAGENT to OSI based on OSI’s most recent forecasts for supply of REAGENT made under this AGREEMENT prior to OSI’s decision to terminate this AGREEMENT.

11.4. Termination for Cause. Each PARTY shall have the right to terminate this AGREEMENT for a material breach of this AGREEMENT by the other PARTY, provided such breach is not corrected by the failing PARTY within [**] days of written notice of any failure to make timely payment of royalties or any other amount, when due, or within [**] days of receipt of written notice of any other breach from the non-failing PARTY. The right of either PARTY to terminate this AGREEMENT pursuant to this Section 11.4 shall not be affected in any way by such PARTY’s waiver of or failure to take actions with respect to any previous breach.

11.5. Termination by NEKTAR AL. NEKTAR AL may terminate this Agreement on ten (10) days written notice if the INDEPENDENT COUNSEL does not give an AFFIRMATIVE DETERMINATION.

11.6. Effect of Termination.

11.6.1. The provisions of Articles 1, 2, 9, 10, 11.6, 12, 13, 14 and 15 and Sections 3.5, 4.6, 5.2, 8.2 and 8.6 shall survive termination of this AGREEMENT for any reason whatsoever. If the PRIOR AGREEMENT has expired or terminated as of or before the expiration or termination of this AGREEMENT, Section 4.7 of the PRIOR AGREEMENT shall survive the expiration or termination of this AGREEMENT. The LICENSES shall terminate upon expiration or termination of this AGREEMENT.

11.6.2. Expiration or termination of this AGREEMENT shall not affect the accrued rights or obligations of either PARTY.

12.	Assignment

12.1. Unless otherwise expressly permitted pursuant to this Section 12.1, except as part of the sale of the entire business of a PARTY to which this AGREEMENT relates, a merger, consolidation, reorganization or other combination of a PARTY with or into another PERSON, or the transfer or assignment to an AFFILIATE, pursuant to which the surviving entity or assignee assumes the assigning or merging parties obligations hereunder, neither PARTY may assign any of its rights or delegate any of its duties under this AGREEMENT unless the other PARTY has given specific written approval thereto, with such approval not to be unreasonably withheld. Any purported assignment not in accordance with this Section 12.1 shall be void and of no effect.

12.2. This AGREEMENT shall not only be binding upon each PARTY signatory hereto but also to its permitted successors by consolidation, combination, acquisition or merger, and permitted assignees.

13.	Notices

Any notice or document required or permitted under this AGREEMENT shall be deemed to have been received (a) when personally delivered, (b) when delivered by facsimile transmission with confirmation of successful transmission, (c) five (5) business days after mailing by registered or certified United States mail, postage prepaid, return receipt requested and properly addressed, or (d) on the next business day after sending properly addressed by internationally recognized courier for next business day delivery, with proof of delivery, in each case to the recipient PARTY at the following addresses or facsimile numbers or such alternate addresses or facsimile numbers of which the potential recipient PARTY gives notice pursuant to this Article 13:

If to OSI:	If to NEKTAR AL:

(OSI) Eyetech, Inc. 3 Times Square, 12th Floor	Nektar Therapeutics AL, Corporation 1112 Church Street

New York, NY 10036 Fax: 212 824-3237 Attention: Contracts Management	Huntsville, AL 35801 Fax: 256.704.7648 Attention: Contracts Management

With a copy to:	With a copy to:

OSI Pharmaceuticals, Inc. 41 Pinelawn Road Melville, NY 11747 Fax: 631 293-2218 Attention: General Counsel	Nektar Therapeutics 150 Industrial Drive San Carlos, CA 94170 Fax: 650.620.5360 Attention: General Counsel

14.	Miscellaneous

14.1. Force Majeure. Neither PARTY shall be held liable or responsible to the other PARTY nor be deemed to have defaulted under or breached this AGREEMENT for failure or delay in fulfilling or performing any term of this AGREEMENT to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected PARTY including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, acts of God or acts, omissions or delays in acting by any governmental authority or other PARTY and so long as the PARTY whose performance is prevented or delayed uses and continues to use COMMERCIALLY REASONABLE EFFORTS to overcome such cause; provided, however, that the foregoing shall not be applied to excuse or delay any royalty or other payment obligation of either PARTY under this AGREEMENT. When such circumstances arise, the PARTIES shall discuss what, if any modification of the terms of this AGREEMENT may be required to arrive at an equitable solution.

14.2. Severability. All the terms and provisions of this AGREEMENT are distinct and severable, and if any term or provision is held unenforceable, illegal or void in whole or in part by any court, regulatory authority or other competent authority it shall to that extent be deemed not to form part of this AGREEMENT, and the enforceability, legality and validity of the remainder of this AGREEMENT will not be affected, provided that, in any case where as a result of the operation of this Section 14.2 the rights or obligations of a PARTY are materially altered to the detriment of that PARTY, that PARTY may terminate this AGREEMENT within thirty (30) days from the date of the relevant decision of the relevant court, regulatory authority or other competent authority.

14.3. Variation. This AGREEMENT may not be released, discharged, supplemented, amended, varied or modified in any manner except by an instrument in writing signed by a duly authorized officer or representative of each PARTY.

14.4. Forbearance and Waiver. No waiver by a PARTY in respect of any breach will operate as a waiver in respect of any subsequent breach. No failure or delay by a PARTY in exercising any right or remedy will operate as a waiver thereof, nor will any single or partial exercise or waiver of any right or remedy prejudice its further exercise or the exercise of any other right or remedy.

14.5. Counterparts. This AGREEMENT may be executed in more than one counterpart, each of which constitutes an original and all of which together shall constitute one enforceable agreement.

14.6. No Partnership. The relationship of the PARTIES is that of independent contractors and this AGREEMENT will not operate so as to create a partnership or joint venture of any kind between the PARTIES.

14.7. Construction. The PARTIES have participated jointly in the negotiation and drafting of this AGREEMENT. If an ambiguity or question of intent or interpretation arises, this AGREEMENT shall be construed as if drafted jointly by the PARTIES and no presumption or burden of proof shall arise favoring or disfavoring any PARTY by virtue of the authorship of any of the provisions of this AGREEMENT.

14.8. Entire Agreement. This AGREEMENT (including the Schedules referenced in it) constitutes the entire understanding between the PARTIES and supersedes any prior understanding and agreements between and among them respecting the subject matter of this AGREEMENT. There are no representations, agreements, arrangements or understandings, oral or written, between the PARTIES relating to the subject matter of this AGREEMENT that are not fully expressed in this AGREEMENT.

14.9. Governing Law. This AGREEMENT shall be governed by and construed in accordance with the LAWS of the State of California, U.S.A., without regard to its choice of law rules.

15.	Regulatory Matters

15.1. In General. OSI shall research, develop, test, use, manufacture, transport, store, dispose of, commercialize and market PRODUCT in accordance with the practices of a reasonable biopharmaceutical company that has substantial expertise in the field and in strict compliance with all LAWS and, as between the PARTIES, except as specifically provided otherwise in this AGREEMENT, OSI shall bear all costs of doing so. To the extent NEKTAR AL advances or incurs any of the costs contemplated in the preceding sentence, OSI shall reimburse NEKTAR AL for such costs within [**] days after the date of any invoice therefor. Each PARTY shall promptly notify the other in writing of any information that comes to its attention concerning the safety or efficacy of REAGENT and/or PRODUCT, including, without limitation, any threatened or pending action by any regulatory authority with respect thereto.

15.2. Specific Requirements. Without limiting the generality of Article 15, OSI shall learn and verify the hazards involved in using REAGENT, including the Material Safety Data Sheet (“MSDS”) therefor. OSI shall comply with safety instructions provided by NEKTAR AL. OSI shall warn its freight handlers, AFFILIATES, SUBLICENSEES, customers and others who reasonably might be expected to come into contact with REAGENT or PRODUCT of any risks involved in using or handling REAGENT or PRODUCT, including providing them with the MSDS.

15.3. Complaints and Communications. OSI shall be responsible for handling all complaints and communications (including with regulatory authorities) relating to PRODUCT.

In addition to the foregoing, OSI shall promptly notify NEKTAR AL and make NEKTAR AL aware of the nature of any communications with or inspections by regulatory authorities relating to, or which could affect, REAGENT, including any questions, complaints or comments (“INQUIRIES”) by regulatory authorities relating to or affecting REAGENT. OSI shall provide NEKTAR AL with copies of any correspondence with regulatory authorities that relate to or could affect REAGENT. OSI shall give NEKTAR AL sufficient opportunity to review and comment on any proposed response to any INQUIRIES prior to filing any such response, and shall give NEKTAR AL a copy of any final response so filed.

15.4. Adverse Reaction Reporting. To the extent permitted by LAW, each PARTY shall notify the other in writing of all information that comes to its attention concerning serious adverse events relating to REAGENT or PRODUCT. Such reports shall be provided to the other PARTY within [**] business days after receipt of the information in the case of any experience coincident with the use of REAGENT or PRODUCT, whether or not considered related to the REAGENT or PRODUCT, that suggests a significant hazard, contraindication, side effect or precaution or results in death, a lifethreatening experience, inpatient hospitalization, prolongation of an existing hospitalization, a persistent or significant disability or incapacity, or a congenital anomaly or birth defect. Information concerning all other adverse events not covered by the preceding sentence (including those covered in summary reports that may be prepared annually by a PARTY covering product complaints and complaint handling) shall be provided on a semi-annual basis by each PARTY to the other.

IN WITNESS WHEREOF, the PARTIES have entered into this AGREEMENT as of the EFFECTIVE DATE by their duly authorized representatives.

NEKTAR THERAPEUTICS AL, CORPORATION		(OSI)EYETECH, INC.

Signature	/s/ [**]	Signature	/s/ Paul G. Chaney
Name:	[**]	Name:	Paul G. Chaney
Title:	V.P. Business Development	Title:	EVP, OSI Pharmaceuticals President, OSI Eyetech

SCHEDULE I

SPECIFICATIONS

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted.

[**]

SCHEDULE II

CHEMICAL NAME OF PRODUCT

E10030- Chemical Name: [**]

SCHEDULE III

NON-ROYALTY REMUNERATION AND INITIAL FORECAST

A. MILESTONE PAYMENTS. Pursuant to Section 7.1, and until the first PARTNERING TRANSACTION (if any), OSI will pay to NEKTAR AL the following milestone payments for achievement of the corresponding milestone events:

Milestone Event	Milestone Payment (US DOLLARS)
[**]	[**	]
[**]	[**	]
[**]	[**	]
[**]	[**	]
[**]	[**	]
[**]	[**	]

OSI shall pay such milestone payments only once, which shall be upon the first time the corresponding milestone event is achieved. OSI shall make such milestone payments to NEKTAR AL within [**] days of achievement of the corresponding milestone event.

B. SUBLICENSE PAYMENTS. For each PARTNERING TRANSACTION into which OSI enters, OSI shall pay to NEKTAR AL:

1. [**] percent ([**]%) of the PARTNERING UPFRONT REVENUES for such PARTNERING TRANSACTION, less the amount of the initial milestone payment pursuant to Section A if such milestone payment has been paid; and

2. milestone payments for achievement of the corresponding milestone events (which milestone payments will in place of and not in addition to the milestone payments in Section A of this SCHEDULE III), which shall be [**] percent ([**]%) of all PARTNERING REVENUES (other than PARTNERING UPFRONT REVENUES and PARTNERING ROYALTIES) payable to OSI under or with respect to the relevant PARTNERING TRANSACTION(S) prior to or for events occurring at the same time or prior to such milestone event, provided that the aggregate share of all such PARTNERING REVENUES (other than PARTNERING UPFRONT REVENUES and PARTNERING ROYALTIES) payable to NEKTAR AL at the time such milestone payment is due shall be no less than the corresponding Aggregate Floor and no more than the corresponding Aggregate Ceiling, and the applicable milestone payment shall be increased or decreased accordingly:

Milestone Event	Aggregate Floor		Aggregate Ceiling
[**]	[**	]	[**	]
[**]	[**	]	[**	]
[**]	[**	]	[**	]
[**]	[**	]	[**	]
[**]	[**	]	[**	]

OSI shall pay such milestone payments only once, which shall be upon the first time the corresponding milestone event is achieved. OSI shall make such milestone payments to NEKTAR AL within [**] days of achievement of the corresponding milestone event.

C. INITIAL REAGENT PRICES. Pursuant to Section 7.S.l, OSI will pay to NEKTAR the following prices for the REAGENT under this AGREEMENT:

Total Amount of REAGENT purchased over calendar year (kg)	Price per Gram (U.S. DOLLARS)
Less than [**] kg	[**	]
Equal to or greater than [**] kg and less than [**] kg	[**	]
Equal to or greater than [**] kg and less than [**] kg	[**	]
Equal to or greater than [**] kg	[**	]

The prices in the immediately preceding table shall become effective as of the EFFECTIVE DATE and shall remain in effect, and be subject to increase, as provided for in Section 7.5.2.

SCHEDULE IV

NEKTAR AL PATENT RIGHTS

SC Reference	Patent Number/ Publication Number/ Application Number	Priority Date	Status
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]

SCHEDULE V

ENZON PATENTS

[**]

SCHEDULE VI

ROYALTY, FLOOR, AND CEILING RATES

A. ROYALTY RATES – BEFORE PARTNERING TRANSACTION. The applicable ROYALTY RATES pursuant to Section 7.2 shall be as set forth in the following table, based on:

1. whether any VALID PATENT CLAIMS exist in the relevant country at any time during the relevant CALENDAR QUARTER, and, if so, whether they include any claims for [**], in addition to VALID PATENT CLAIMS from any NEKTAR AL PATENTS; and

2. the level of Aggregate NET SALES of the PRODUCT in the TERRITORY during the relevant calendar year.

Existence of VALID PATENT CLAIMS in Country during CALENDAR QUARTER	Aggregate Net Sales in Calendar Years
	Less than $[**]		$[**] or more
VALID PATENT CLAIMS exist that include claims from [**] NEKTAR AL PATENTS	[**	]%	[**	]%
VALID PATENT CLAIMS exist that include only claims from NEKTAR AL PATENTS	[**	]%	[**	]%
No VALID PATENT CLAIMS exist	[**	]%	[**	]%

Royalties shall be cumulattve and not incremental, such that if NET SALES of PRODUCT exceed $[**] DOLLARS in a calendar year, then the ROYALTY RATE for all NET SALES of the PRODUCT for that calendar year shall be at the higher of the two rates in the applicable line of the table.

By way of example only and without limitation:

(i) If aggregate NET SALES for the PRODUCT in the TERRITORY for the calendar year in which such CALENDAR QUARTER occurs are [**] dollars ($[**]), the ROYALTY RATE for that CALENDAR QUARTER shall be:

[**]% for all NET SALES in countries where such VALID PATENT CLAIMS that include claims from [**] NEKTAR AL PATENT RIGHTS so exist; and

[**]% for NET SALES in countries in which no VALID PATENT CLAIMS existed for the entirety of that CALENDAR QUARTER in each case regardless of whether aggregate NET SALES of PRODUCT in the TERRITORY have reached $[**] by the end of that CALENDAR QUARTER.

(ii) If aggregate NET SALES of the PRODUCT in the TERRITORY for the calendar year in which such CALENDAR QUARTER occurs are [**] dollars ($[**]), the ROYALTY RATE for that CALENDAR QUARTER shall be:

[**]% for all NET SALES in countries in which VALID PATENT CLAIMS that include claims from [**] NEKTAR AL PATENTS [**] exist at any time during the relevant CALENDAR QUARTER,

[**]% for all NET SALES in countries in which VALID PATENT CLAIMS that include only claims from NEKTAR AL PATENTS, and not any claims from [**], exist at any time during the relevant CALENDAR QUARTER, and

[**]% for all NET SALES in countries in which no VALID PATENT CLAIMS existed for the entirety of that CALENDAR QUARTER.

B. FLOOR AND CEILING RATES – AFTER PARTNERING TRANSACTION. The applicable FLOOR RATES and CEILING RATES pursuant to Section 7.2.1 shall be as set forth in the following table, based on:

1. whether any VALID PATENT CLAIMS exist in the relevant country at any time during the relevant CALENDAR QUARTER, and, if so, whether they include any claims for any [**], in addition to VALID PATENT CLAIMS from any NEKTAR AL PATENTS; and

2. the level of Aggregate NET SALES of the PRODUCT in the TERRITORY during the relevant calendar year.

	FLOOR RATE				CEILING RATE
Existence of VALID PATENT CLAIMS in Country	Aggregate Net Sales in Calendar Year
	Less than $[**]		$[**] or More		Less than $[**]		$[**] or More
VALID PATENT CLAIMS exist that include claims from [**] NEKTAR AL PATENTS	[**	]	[**	]	[**	]	[**	]
VALID PATENT CLAIMS exist that include only claims from NEKTAR AL PATENTS	[**	]	[**	]	[**	]	[**	]
No VALID PATENT CLAIMS exist	[**	]	[**	]	[**	]	[**	]

Royalties shall be cumulative and not incremental, such that if NET SALES of PRODUCT exceed $[**] DOLLARS in a calendar year, then the ROYALTY RATE for all NET SALES of the PRODUCT for that calendar year shall be at the higher of the two rates in the applicable line of the table.

By way of example but not limitation:

(i) If aggregate NET SALES for the PRODUCT in the TERRITORY for the calendar year in which such CALENDAR QUARTER occurs are [**] dollars ($[**]), then for that CALENDAR QUARTER:

the FLOOR RATE shall be [**]% for all NET SALES in countries where VALID PATENT CLAIMS exist during any part of that CALENDAR QUARTER; and [**]% for NET SALES in countries in which no VALID PATENT CLAIMS existed for the entirety of that CALENDAR QUARTER; and

the CEILING RATE shall be [**]% for all NET SALES in countries where VALID PATENT CLAIMS exist during any part of that CALENDAR QUARTER; and [**]% for NET SALES in countries in which no VALID PATENT CLAIMS existed for the entirety of that CALENDAR QUARTER;

in each case regardless of whether aggregate NET SALES of PRODUCT have achieved $[**] by the end of that CALENDAR QUARTER.

(ii) If aggregate NET SALES for the PRODUCT in the TERRITORY for the calendar year in which such CALENDAR QUARTER occurs are [**] dollars ($[**]), then for that CALENDAR QUARTER:

the FLOOR RATE shall be [**]% for all NET SALES in countries where VALID PATENT CLAIMS that include both NEKTAR AL PATENT RIGHTS [**] exist during any part of that CALENDAR QUARTER; [**]% for all NET SALES in countries where VALID PATENT CLAIMS that include only NEKTAR AL PATENT RIGHTS exist during any part of that CALENDAR QUARTER but that for the entirety of that CALENDAR QUARTER do not contain [**]; and [**]% for NET SALES in countries in which no VALID PATENT CLAIMS existed for the entirety of that CALENDAR QUARTER; and the CEILING RATE shall be [**]% for all NET SALES in countries where VALID PATENT CLAIMS exist during any part of that CALENDAR QUARTER; and [**]% for NET SALES in countries in which no VALID PATENT CLAIMS existed for the entirety of that CALENDAR QUARTER.

AMENDMENT NO. 1 TO THE

LICENSE, MANUFACTURING AND SUPPLY AGREEMENT

This Amendment No. 1 to the License, Manufacturing and Supply Agreement (this “Amendment”) by and between Nektar Therapeutics, a Delaware corporation with offices at 455 Mission Bay Boulevard South, San Francisco, California 94158 (“Nektar”), successor by merger to Nektar Therapeutics AL, Corporation, an Alabama corporation, and Ophthotech Corporation, a Delaware corporation with offices at 5 Vaughn Drive, Suite 106, Princeton, New Jersey 08540 (“Ophthotech”) is effective as of April 5, 2012. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the License, Manufacturing and Supply Agreement (the “Agreement”) made effective as of September 30, 2006 (the “Agreement Effective Date”) by and between Nektar and (OSI) Eyetech, Inc. (“OSI”). All references to Sections in this Amendment refer to Sections of the Agreement.

WHEREAS, on the Agreement Effective Date, Nektar and OSI entered into the Agreement, pursuant to which Nektar granted to OSI licenses under certain patents and technology to develop and commercialize the PRODUCT;

WHEREAS, on July 27, 2007, OSI assigned the Agreement to Ophthotech in connection with OSI’s transfer to Ophthotech of all of OSI’s right, title and interest in and to certain technology relating to the PRODUCT; and

WHEREAS, the parties hereto desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendments to Agreement.

(a) The Agreement is hereby amended by replacing each reference to OSI, (OSI) Eyetech or Eyetech in the Agreement with a reference to Ophthotech.

(b) Introductory clause 2 is hereby amended to read in its entirety as follows:

“2. (OSI) EYETECH, INC. (formerly known as Eyetech Pharmaceuticals, Inc.), a Delaware corporation and wholly owned subsidiary of OSI Pharmaceuticals, Inc. (together with its Affiliates, “OSI”), having offices at 3 Times Square, 12th Floor, New York, New York, 10036, U.S.A., the predecessor-in-interest to Ophthotech Corporation (“OPHTHOTECH”) under this Agreement.”

(c) WHEREAS clause A is hereby amended to read in its entirety as follows:

“A. OPHTHOTECH is in the business of developing pharmaceutical products, including in particular a pegylated anti-PDGF aptamer designated as E10030, as defined below.”

(d) Section 1.19.1 is hereby inserted to read as follows:

“1.19.1 “FIRST AMENDMENT DATE” means April 5, 2012.”

(e) Section 1.56 is hereby amended to read in its entirety as “RESERVED.”

(f) Section 1.59 is hereby amended by changing the reference to “Section 1.20” to “Section 1.22”.

(g) Section 1.60 is hereby amended to read in its entirety as follows:

“1.60 “QUALITY AGREEMENT” means that quality agreement entered into by the PARTIES and dated as of the FIRST AMENDMENT DATE.”

(h) Section 1.65 is hereby amended by deleting the second sentence thereof.

(i) Section 3.7 is hereby amended by replacing each of the two occurrences of “[**]” with “[**]”, and by replacing “[**]” with “December 31, 2017”.

(j) Section 4.3 is hereby amended to read in its entirety as follows:

“4.3 Minimum Purchases and Rolling Forecast. As soon as practicable after the FIRST AMENDMENT DATE the PARTIES shall mutually agree upon the minimum purchase requirements of OPHTHOTECH for the REAGENT for the [**] CALENDAR QUARTERS immediately following the FIRST AMENDMENT DATE. OPHTHOTECH shall, at least [**] days prior to the commencement of the third and each CALENDAR QUARTER following the FIRST AMENDMENT DATE, furnish NEKTAR with a rolling forecast of its requirements of the REAGENT during the forthcoming [**] CALENDAR QUARTERS, with the required quantities for the first [**] CALENDAR QUARTERS to be a binding order for supply of the REAGENT and the forecast for the remaining [**] CALENDAR QUARTERS to be an estimate only. These quantities shall be in full batch allocations, such full batches contain approximately [**] grams. Notwithstanding the foregoing, (a) NEKTAR shall only be bound to supply up to [**] percent ([**]%) of the initial forecast for any CALENDAR QUARTER. In the event that OPHTHOTECH’s forecast exceeds [**] percent ([**]%) of the initial forecast for any CALENDAR QUARTER, then the PARTIES will meet in good faith to discuss how NEKTAR can meet the revised forecast, and (b) in no event shall OPHTHOTECH purchase less than [**] percent ([**]%) of the initial forecast for any CALENDAR QUARTER.”

(k) Sections 4.4 and 4.5 are each hereby deleted in their entirety.

(l) Section 4.6 is hereby amended by deleting the phrase “of the PRIOR AGREEMENT”.

(m) Sections 4.6 and 4.7 are hereby renumbered to be Sections 4.10 and 4.11, respectively, and all references to such Sections or any subsection thereof are hereby amended to reflect such renumbering.

(n) Sections 4.4 through 4.9 are hereby inserted to read as follows:

“4.4 Purchase Orders. OPHTHOTECH will order the REAGENT from NEKTAR by means of a standard OPHTHOTECH purchase order and NEKTAR shall ship or cause the REAGENT to be shipped pursuant to its standard shipping documents; provided, however, that all terms and conditions respecting any orders of REAGENT other than quantity and delivery dates shall be governed exclusively by the terms of this AGREEMENT. Such OPHTHOTECH purchase order shall specify the quantity and delivery date of the REAGENT. However, in case of inconsistency between the purchase order or the standard shipping documents and the terms and conditions of this AGREEMENT, the terms and conditions of this AGREEMENT or any modification of this AGREEMENT agreed to in writing by the parties shall govern as to matters dealt with in this AGREEMENT, any such inconsistent terms in such purchase order or shipping documents are hereby expressly rejected. OPHTHOTECH shall, at least [**] days prior to the commencement of the third and each successive CALENDAR QUARTER following the EFFECTIVE DATE, provide NEKTAR with a written purchase order for such CALENDAR QUARTER. Any such purchase order shall be sent to NEKTAR’S facility at 1112 Church Street, Huntsville, Alabama 35806, to the attention of the individual of which NEKTAR shall notify OPHTHOTECH in writing from time to time pursuant to Section 13.

“4.5 Fulfillment. To the extent that any orders for REAGENT do not exceed [**] percent ([**]%) of OPHTHOTECH’s initial forecast for a respective CALENDAR QUARTER, and to the extent forecasts and purchase orders are submitted as provided hereunder, NEKTAR shall commence fulfilling these orders no later than: (a) [**] months after the date an order is placed; or (b) any other mutually agreed upon delivery date. If NEKTAR determines that it cannot commence fulfilling an order by the later of [**] months of the date an order is placed or any other agreed upon delivery date, then NEKTAR will promptly notify OPHTHOTECH in writing within [**] business days of such determination. To the extent that such order for REAGENT does not exceed [**] percent ([**]%) of OPHTHOTECH’s forecast for a respective CALENDAR QUARTER, and to the extent that such purchase order is submitted as provided hereunder, the provisions of Section 4.7 apply. Each shipment of REAGENT as of delivery shall have at least [**]% of its initial shelf-life as of the completion of its manufacture remaining.”

“4.6 Shipment; Payment of Invoices.

NEKTAR shall send invoices to OPHTHOTECH for the REAGENT shipped to OPHTHOTECH no earlier than the date on which the REAGENT is placed aboard the carrier at the point of shipment from the place of manufacture or storage owned or controlled by NEKTAR. All shipments of REAGENT will be delivered to the address set forth in the applicable purchase order. All REAGENT supplied to OPHTHOTECH hereunder shall be delivered to OPHTHOTECH EX WORKS (INCOTERMS 2010) NEKTAR’s manufacturing or storage facility. OPHTHOTECH shall pay all shipping, customs, duties, taxes, freight and insurance charges associated with shipments of REAGENT. All invoices will be in DOLLARS, payable to NEKTAR, at the address provided above or such other address as NEKTAR may from time to time advise OPHTHOTECH. Payment will be due [**] days from receipt of invoice unless acceptance is delayed pursuant to Sections 6.2, 6.3 and 6.4, in which case they shall be due as provided thereunder. Amounts past due shall bear interest at the rate of [**] percent ([**]%) per month, compounded daily, or the maximum rate allowed under law, whichever is less.”

“4.7 Failure to Supply. Subject to Section 14.1, if NEKTAR cannot supply at least [**] percent ([**]%) of the amount of the REAGENT consistent with and at the times specified by Sections 4.3 and 4.4 and does not cure the deficiency within [**] days after OPHTHOTECH so notifies NEKTAR in writing that a portion of the REAGENT due for delivery has not been delivered, after using all reasonable efforts, then NEKTAR will be considered as being unable to manufacture and sell to OPHTHOTECH the REAGENT under this AGREEMENT (“FAILURE”). In the case of a FAILURE for any reason, NEKTAR shall, subject to this Section 4.7, immediately work with OPHTHOTECH and grant to one THIRD PARTY contract manufacturer (the “CONTRACT MANUFACTURER” such CONTRACT MANUFACTURER being subject to approval by both OPHTHOTECH and NEKTAR, such approval to not be unreasonably withheld by either party) a personal, non-assignable, non-exclusive right and license under the LICENSED TECHNOLOGY to make the amount of REAGENT, for the sole purpose of OPHTHOTECH producing the PRODUCT, in accordance with OPHTHOTECH’s order for the relevant CALENDAR QUARTER as well as during the following [**] CALENDAR QUARTERS [**]. Such FAILURE by NEKTAR to supply OPHTHOTECH with the REAGENT will not be taken as a refusal by NEKTAR to supply OPHTHOTECH with the REAGENT for subsequent CALENDAR QUARTERS unless NEKTAR so indicates. With respect to such subsequent CALENDAR QUARTERS, if NEKTAR has demonstrated that it has the ability to supply all of OPHTHOTECH’s REAGENT requirements hereunder, OPHTHOTECH will resume purchases of the REAGENT from NEKTAR in the manner provided for by this AGREEMENT. Payments made by OPHTHOTECH to the CONTRACT MANUFACTURER for REAGENT supplied during a

FAILURE shall be recognized by NEKTAR, and NEKTAR shall not seek payment for such supply. Notwithstanding the foregoing, all of OPHTHOTECH’s milestone and royalty obligations shall remain in effect during the period of any FAILURE. [**].”

“4.8 Technology Transfer. In the event that NEKTAR grants to the CONTRACT MANUFACTURER, as contemplated in Section 4.7, a personal, non-assignable, non-exclusive right and license under the LICENSED TECHNOLOGY to make, have made and use the REAGENT for the sole purpose of manufacturing for OPHTHOTECH the PRODUCT, NEKTAR shall, at its expense, transfer sufficient of its technology, including required NEKTAR KNOW-HOW and training of personnel, to enable the CONTRACT MANUFACTURER to manufacture the REAGENT for the sole purpose of OPHTHOTECH producing the PRODUCT. Such CONTRACT MANUFACTURER shall be bound to treat all such NEKTAR KNOW-HOW as NEKTAR CONFIDENTIAL INFORMATION, subject to the obligations of Section 9.”

“4.9 RESERVED.”

(o) Section 5.2 is hereby amended by deleting the phrase “of the PRIOR AGREEMENT”.

(p) Sections 5, 6 and 7.5 are each hereby amended by deleting from each section the first sentence appearing immediately beneath the corresponding section heading.

(q) Section 7.5.1 is hereby amended by deleting the second sentence thereof.

(r) Section 11.5 is hereby amended to read in its entirety as “RESERVED.”

(s) Section 11.6.1 is hereby amended by deleting the second sentence thereof.

(t) Section 13 is hereby amended by deleting the OSI and NEKTAR addresses and fax numbers and replacing them with the following:

“If to OPHTHOTECH:

Ophthotech Corporation

5 Vaughn Drive

Suite 106

Princeton, New Jersey 08540

Fax: 609-452-7435

Attention: Chief Executive Officer

If to NEKTAR:

Nektar Therapeutics

455 Mission Bay Boulevard South

San Francisco, California 94158

Fax: 415-339-5322

Attention: General Counsel”

(u) Schedule I is hereby amended to read in its entirety as follows: “Please see Attachment A to the QUALITY AGREEMENT.”

2. Miscellaneous. The parties hereto hereby confirm and agree that, except as amended hereby, the Agreement remains in full force and effect and is a binding obligation of the parties hereto. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives.

OPHTHOTECH CORPORATION		NEKTAR THERAPEUTICS

By:	/s/ Bruce A. Peacock	By:	/s/ [**]

Name:	Bruce A. Peacock	Name:	[**]

Title:	Chief Business Officer	Title:	Sr. V.P., Pharm. Dev. & Mfg. Ops.

One Penn Plaza, 35th Floor, New York, NY 10119

Phone: 212-845-8200 Fax: 212-845-8250

June 20, 2013

Nektar Therapeutics

Attn.: General Counsel

455 Mission Bay Boulevard South

San Francisco, California 94158

Re:	Ophthotech/Nektar License, Manufacturing and Supply Agreement

Dear Sirs:

Reference is hereby made to the License, Manufacturing and Supply Agreement entered into as of September 30, 2006 (as amended, the “License and Supply Agreement”), by and between Ophthotech Corporation, a Delaware corporation (“Ophthotech”) and Nektar Therapeutics, a Delaware Corporation (successor by merger to Therapeutics Al, Corporation, an Alabama corporation) (“Nektar”).

On May 23, 2013, Ophthotech entered into a Purchase and Sale Agreement with Novo A/S pursuant to which Novo A/S has agreed to provide Ophthotech with funding for clinical trials of Ophthotech’s Fovista™ product, which is a Product under the License and Supply Agreement, in exchange for royalties on Fovista™ sales. Ophthotech’s press release announcing the transaction can be found at: http://www.ophthotech.com/ophthotech-raises-175-million/.

Under the terms of Ophthotech’s agreement with Novo A/S, Ophthotech has granted Novo A/S a security interest in Ophthotech’s Fovista™-related intellectual property assets, including Ophthotech’s rights in its Fovista™-related license and supply agreements, to Novo A/S, to the extent Ophthotech is legally able to do so, in order to secure the performance of Ophthotech’s obligations under its agreement with Novo A/S.

Ophthotech hereby requests that Nektar consent to Ophthotech’s grant to Novo A/S of a security interest in Ophthotech’s rights in the License and Supply Agreement, to the extent such consent may be necessary to permit such grant and without prejudice to Ophthotech’s right to contest the necessity of such consent, in order to secure the performance of Ophthotech’s obligations under its agreement with Novo A/S.

In addition, Ophthotech hereby requests that Nektar extend Ophthotech’s deadline for achieving a first commercial sale of a Product in the first major market country as specified in Section 3.7 of the License and Supply Agreement from [**] to December 31, 2017 (and, upon such extension,

www.ophthotech.com

One Penn Plaza, 35th Floor, New York, NY 10119

Phone: 212-845-8200 Fax: 212-845-8250

Nektar’s agreement that Section 3.7 of the License and Supply Agreement hereby be amended by replacing “[**]” with “December 31, 2017” in both places where such phrase occurs therein).

Ophthotech agrees to indemnify Nektar for any out-of-pocket costs reasonably incurred by Nektar due to any of the following: (a) activities undertaken by Ophthotech or Novo A/S to perfect the security interest granted by Ophthotech to Novo A/S described above; or (b) any action or claim by Ophthotech or its affiliates, Novo A/S or its affiliates, or any third party brought under or relating to the security interest described above or the collateral that causes Nektar to incur out-of-pocket costs (such as, by way of example and not by way of limitation, out-of-pocket costs incurred by Nektar, such as attorneys’ fees and travel costs, in complying with third party discovery requests or demands directed at Nektar).

Please indicate Nektar’s consent and agreement to the above by countersigning below and returning a copy of this consent and agreement to Ophthotech at its notice address under the License and Supply Agreement.

Thank you for your attention to this request.

Very truly yours,

OPHTHOTECH CORPORATION

By:	/s/ Bruce A. Peacock

Name:	Bruce A. Peacock

Title:	Chief Business Officer

Consent and Agreement:

NEKTAR THERAPEUTICS

By:

Name:

Title:

www.ophthotech.com